UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

ESPERION THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 14, 2022
To Our Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Esperion Therapeutics, Inc. on Thursday, May 26, 2022, at 8:00 a.m. Eastern Time (the "Annual Meeting") to be held as a virtual meeting, which you will be able to attend, vote and submit your questions, at www.virtualshareholdermeeting.com/ESPR2022.

The Notice of 2022 Annual Meeting of Stockholders and the Proxy Statement contain details of the business to be conducted at the Annual Meeting and information you should consider when you vote your shares.
At the Annual Meeting, the agenda includes (1) the election of three directors, (2) the approval, by non-binding advisory vote, of the compensation of our named executive officers, (3) the recommendation, by non-binding vote, of the frequency of future, non-binding advisory votes on the compensation of our named executive officers, (4) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, (5) the approval of the Esperion Therapeutics, Inc. 2022 Stock Option and Incentive Plan ("the Plan"), (6) to amend the Company's Amended and Restated Certificate of Incorporation ("Charter") to increase the authorized shares of common stock from 120,000,000 to 240,000,000; and (7) to transact any other business that properly comes before the Annual Meeting. The Board of Directors unanimously recommends that you vote FOR the election of each director nominee, FOR the advisory resolutions approving the compensation of our named executive officers, FOR the ratification of the appointment of Ernst & Young LLP, FOR the approval of the Plan, FOR the amendment of our Charter, and for the proposed recommendation on the frequency of future advisory votes on the compensation of our named executive officers EVERY ONE YEAR.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote by submitting your proxy via the Internet at the address listed on the proxy card or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.
On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Esperion Therapeutics, Inc. I look forward to speaking with as many of our stockholders as possible at the Annual Meeting.

Sincerely,

Sheldon L. Koenig President and Chief Executive Officer

Esperion Therapeutics, Inc.
3891 Ranchero Drive, Suite 150
Ann Arbor, MI 48108
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TIME:	8:00 a.m., Eastern Time, on Thursday, May 26, 2022
PLACE:	Virtually at www.virtualshareholdermeeting.com/ESPR2022, where you can attend the meeting and submit your questions during the meeting.
PURPOSES:

•To elect three Class III directors, Alan Fuhrman, Jay Shepard and Seth H.Z. Fischer to hold office until the 2025 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•To approve, on a non-binding advisory basis, the compensation of our named executive officers;
•To hold a stockholder advisory vote to determine the frequency of future stockholder advisory votes on the compensation of our named executive officers;

•To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•To approve the Esperion Therapeutics, Inc. 2022 Stock Option and Incentive Plan;
•To amend our Charter to increase the authorized shares of common stock from 120,000,000 to 240,000,000; and

•To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

RECORD DATE:	Stockholders of record at the close of business on March 29, 2022 are entitled to vote at the Annual Meeting of Stockholders.
VOTING BY PROXY:	If you cannot attend the Annual Meeting of Stockholders, you may vote your shares via the Internet or by telephone by following the instructions on your proxy card and on www.proxyvote.com, or by signing, voting and returning the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice and in this Proxy Statement. If you attend the Annual Meeting, you may vote directly even if you have previously voted via the Internet, by telephone or by returning your proxy card.

By Order of the Board of Directors,

Benjamin O. Looker Corporate Secretary Ann Arbor, Michigan April 14, 2022

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials to our stockholders primarily via the Internet. On April 14, 2022, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our 2021 Annual Report. The Notice of Internet Availability also instructs you on how to submit your proxy or voting instructions through the Internet or to request a paper copy of our proxy materials, including a proxy card or voting instruction form that includes instructions on how to submit your proxy or voting instructions by mail or telephone. Other stockholders, in accordance with their prior requests, have received e-mail access to our proxy materials and instructions to submit their vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.
A copy of our Proxy Statement and our 2021 Annual Report are also be available on the Internet at https://www.esperion.com/investor-relations/financial-information.
Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.
ATTENDING THE ANNUAL MEETING
Attending and participating via the Internet:
This year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. Any stockholder as of the record date can attend the 2022 Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/ESPR2022. The webcast starts at 8:00 a.m. Eastern Time on May 26, 2022. Instructions on how to attend and participate in the Annual Meeting via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ESPR2022.

If you wish to submit a question, on the day of the Annual Meeting, beginning at 7:45 a.m. Eastern Time on Thursday, May 26, 2022, you may log into the virtual meeting platform via the Internet at www.virtualshareholdermeeting.com/ESPR2022, and follow the instructions there. Only stockholders will be able to submit a question. Stockholders will be able to be submit questions upon logging into the virtual platform 15 minutes prior to the start of the Annual Meeting. The question portal will close after the preliminary results of the voting are reported. In order to provide an opportunity to as many stockholders as possible who wish to ask a question, each stockholder will be limited to one question. We will endeavor to answer as many questions submitted by stockholders as time permits. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Responses to questions relevant to meeting matters that we do not have time to respond to during the Annual Meeting will be posted to our website following the Annual Meeting. Questions regarding topics that are not pertinent to meeting matters or company business will not be answered.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.
Anyone can view the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/ESPR2022.

Webcast replay of the Annual Meeting will be available until May 25, 2023.

QUESTIONS

For questions regarding	Contact

• Annual Meeting	Esperion Investor Relations:
• stock ownership	734-887-3903
• voting

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 26, 2022

GENERAL INFORMATION
Our Board of Directors (the "Board") solicits your proxy on our behalf for the 2022 Annual Meeting of Stockholders (the "Annual Meeting") and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2022 Annual Meeting of Stockholders (the "Notice"). The Annual Meeting will be held at 8:00 a.m. Eastern Time on May 26, 2022, virtually at www.virtualshareholdermeeting.com/ESPR2022. This Proxy Statement is scheduled to be sent or made available to stockholders on or about April 14, 2022.
In this Proxy Statement the terms "Esperion," "the company," "we," "us," and "our" refer to Esperion Therapeutics, Inc. The mailing address of our principal executive offices is Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108.

Record Date	March 29, 2022.
Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.
Shares Outstanding	62,981,325 shares of common stock outstanding as of March 29, 2022.
Voting	There are four ways a stockholder of record can vote:
	(1)	By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.
	(2)	By Telephone: If you receive your proxy materials by U.S. mail, you may vote by telephone by following the instructions on the proxy card.
	(3)	By Mail: If you receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.
	(4)	Directly at the Annual Meeting: If you are a stockholder as of the record date, you may vote directly at the meeting by going to www.virtualshareholdermeeting.com/ESPR2022 and using your unique control number that was included in the Notice of Availability of Proxy Materials you received in the mail. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting directly at the meeting. Voting directly at the Annual Meeting will revoke and replace any previous proxies or voting instructions submitted.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on May 25, 2022. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.
If you hold your shares through a bank or broker, please follow their instructions.
Revoking Your Proxy	Stockholders of record may revoke their proxies by attending the Annual Meeting and voting directly at the meeting, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.
Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the three nominees receiving the plurality of votes entitled to vote and cast will be elected as directors. You may vote for all the director nominees, withhold authority to vote your shares for all the director nominees or withhold authority to vote your shares with respect to any one or more of the director nominees. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees.

For Proposal Two, the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for the approval of the non-binding advisory resolution to approve the compensation of our named executive officers.

For Proposal Three, a plurality of votes cast is necessary for the approval of the advisory vote on the frequency of advisory votes on the compensation of our named executive officers. This means that the option that receives the most votes will be recommended by the stockholders to the Board.

For Proposal Four, the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

For Proposal Five, the affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required to approve the Esperion Therapeutics, Inc. 2022 Stock Option and Incentive Plan ("the Plan").

For Proposal Six, the affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting is required to approve the amendment to our Charter.
Effect of Abstentions and Broker Non-Votes
Abstentions with respect to and votes withheld from any nominee, and "broker nonvotes" (i.e. where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. With respect to the election of directors, you may vote "for" or "withhold" authority to vote for each of the nominees. Shares voting "withheld" have no effect on the election of directors. With respect to the proposals to approve the advisory vote on the compensation of our named executive officers, the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and to approve the Plan, you may vote "for", "against" or "abstain" from such proposal. Abstentions are not counted as votes cast and thus will have no effect on such proposals.
With respect to the frequency of advisory votes on the compensation of our named executive officers, you may vote for whether such frequency should be every one, two or three years, or abstain from voting. Abstentions are not counted as votes cast and thus will have no effect on this proposal.
With respect to the proposal to amend our Charter, you may vote “for”, “against” or “abstain” from such proposal. Abstentions will not be counted as votes cast and will have the effect of a vote against the amendment to the Charter.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Three, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors, the proposal to approve the advisory vote on the compensation of our named executive officers, the proposal to approve the advisory vote on the proposed frequency of future stockholder advisory votes on the compensation of our named executive officers, the proposal to approve the Plan, or the proposal to amend our Charter, unless you affirmatively provide the broker instructions on how to vote. “Broker non-votes” will have the same effect as a vote "against" the proposal to amend our Charter but will not be counted as votes cast and will have no effect on the outcome of other non-routine proposals.

Voting Instructions
If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote FOR the election of the nominees for director, FOR the approval of the advisory resolution on the compensation of our named executive officers, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, FOR the approval of the Plan, FOR the approval of the Charter Amendment, and for the proposed recommendation of the frequency of advisory votes on the compensation of our named executive officers EVERY ONE YEAR. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.
Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out- of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

PROPOSAL ONE
ELECTION OF CLASS III DIRECTORS
Number of Directors; Board Structure
Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the Annual Meeting of Stockholders for a term of three years. The term of the Class III directors expires at the 2022 Annual Meeting. The term of the Class I directors expires at the 2023 Annual Meeting and the term of the Class II directors expires at the 2024 Annual Meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.
Nominees
Based on the recommendation of the nominating and corporate governance committee of our Board, our Board has nominated Alan Fuhrman, Jay P. Shepard, and Seth H.Z. Fischer for election as Class III directors. Each will serve for three-year terms ending at the 2025 Annual Meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.
Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received "for" the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.
Recommendation of the Board
         THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.
The biographies of each of the nominees and continuing directors below contain information regarding each such person's service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person's specific experience, qualifications, attributes and skills that led the Board and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board. Finally, we value our directors' experience in relevant areas of business management and on other boards of directors and board committees.
Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with the company and who are otherwise "independent" directors under the published listing requirements of the NASDAQ Stock Market.
Nominees for Election for a Three-Year Term Ending at the 2025 Annual Meeting
Alan Fuhrman, 65, was appointed to our Board in March 2020. Mr. Fuhrman is the former Chief Financial Officer of Amplyx Pharmaceuticals, a biotechnology company focused on developing novel products for life-threatening infections from December 2017 to June 2020. Mr. Fuhrman previously served as the Chief Financial Officer of Mirna Therapeutics, a clinical-stage microRNA company, from 2015 until it merged with Synlogic in August 2017 and at Ambit Biosciences, from 2010 to 2015, where he helped lead the company through its initial public offering and oversaw financial, investor and administrative operations until its sale to Daiichi Sankyo in 2014. Mr. Fuhrman is a member of the board of directors for SpringWorks Therapeutics (NASDAQ: SWTX) and Checkmate Pharmaceuticals (NASDAQ: CMPI). From October 2021 to February 2022, Mr. Fuhrman served as the interim President and CEO of Checkmate Pharmaceuticals. Previously, Mr. Fuhrman also served on the Board of Directors and as Chair of the Audit Committee for Loxo Oncology until its sale to Eli Lilly in the first quarter of 2019. Earlier in his career, Mr. Fuhrman practiced as a certified public accountant with Coopers & Lybrand. Mr. Fuhrman earned a B.S. in business administration and agricultural economics from Montana State University. We believe that Mr. Fuhrman is qualified to serve as a member of our Board based on his over 20 years of executive financial experience in biotechnology, medical devices, technology and services and experiences in a wide variety of both public and private company financial transactions.

Jay P. Shepard, 64, was appointed to our Board in May 2018. Mr. Shepard served as the President and Chief Executive Officer of Aravive (NASDAQ: ARAV) from May 2015 to January 2020, and previously served as Executive Chairman of the Versartis, Inc. Board of Directors from December 2013 to 2015. Versartis merged with Aravive Biologics in 2018. From 2008 to 2015, Mr. Shepard was the Executive Partner at Sofinnova Ventures. Previously, he was the President and Chief Executive Officer of NextWave Pharmaceuticals (acquired by Pfizer), President and Chief Executive Officer of Ilypsa (acquired by Amgen), interim President and Chief Executive Officer of Relypsa (Ilypsa’s spin-out company, which was acquired by Galencia), and Vice President of Commercial Operations at Telik and Oncology Business Unit Head of Alza Pharmaceuticals (Alza was acquired by Johnson & Johnson). He has over 35 years of experience in the pharmaceutical, biotechnology and drug delivery arenas, and has participated in or led over 16 product launches by preparing markets and establishing sales and marketing operations. Mr. Shepard also serves as the chairman of the board of the Christopher & Dana Reeve Foundation and a board member of Inovio Pharmaceuticals, Inc. (NASDAQ: INO), Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD) and is an operating partner at Catalys Pacific, a venture group focused on licensing drug programs and creating new companies in the US and Japan. Mr. Shepard holds a B.S. in business administration from the University of Arizona. We believe that Mr. Shepard is qualified to serve as a member of our Board based on his substantial experience supporting the launch and commercialization of biopharmaceutical products.
Seth H.Z. Fischer, 65, was appointed to our Board in October 2021. Mr. Fischer brings over 35 years of experience and a distinguished record of results in key leadership positions within the pharmaceutical and medical device industries. He currently serves as a member of the board of directors of Agile Therapeutics, Inc., Spectrum Pharmaceuticals, Inc., and Marinus Pharmaceuticals. Previously, Mr. Fischer served as the chief executive officer and as a director of Vivus, Inc., a publicly traded biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs from September 2013 to December 2017. Prior to Vivus, Mr. Fischer served in various positions of increasing responsibility at Johnson & Johnson, most recently as company group chairman, Johnson & Johnson and worldwide franchise chairman of Cordis Corporation. Before that, he served as company group chairman, North America Pharmaceuticals, which included responsibilities for Ortho-McNeil Pharmaceuticals, Janssen and Scios. Prior to that, Mr. Fischer served as president of Ortho-McNeil Pharmaceuticals. From May 2013 to May 2019, Mr. Fischer also served on the board of directors of BioSig Technologies, Inc. Mr. Fischer holds a Bachelor of General Studies from Ohio University and previously served as a captain in the U.S. Air Force. We believe that Mr. Fischer is qualified to serve as a member of our Board based on his successful track record of developing and executing strategies to drive product growth.
Directors Continuing in Office Until the 2023 Annual Meeting

Sheldon L. Koenig, 56, has served as our Chief Executive Officer since May 2021 and was appointed to our Board in May 2021. Prior to holding those positions, Mr. Koenig served as our Chief Operating Officer since December 2020. Prior to joining Esperion, Mr. Koenig served as the Executive Vice President and Chief Commercial Officer at Portola Pharmaceuticals, Inc. from January 2019 to August 2020 until it was acquired by Alexion. From January 2016 to July 2018, Mr. Koenig was senior vice president and head of the cardiovascular franchise for Sanofi where he led U.S. business operations and product launches internationally. Prior to that, Mr. Koenig served as vice president and global brand leader for the cardiovascular division of Merck & Co, Inc. where, for more than 25 years, he took on roles of increasing responsibility within the company’s cardiovascular and thrombosis franchises and led marketing for the launch of ezetimibe. Mr. Koenig holds a Master of Business Administration degree from Monmouth University and a Bachelor of Applied Science from Drexel University. We believe that Mr. Koenig's extensive industry leadership experience qualifies him to serve as a member of our Board.
Mark E. McGovern, M.D., FACC, FACP, 68, became a member of our Board in February 2014. Dr. McGovern is a board-certified cardiologist with over 20 years of experience developing lipid regulating therapies, and since 2007, has served as a consultant to the pharmaceutical industry in cardiovascular and lipid regulation. Dr. McGovern spent 10 years, from 1997 to 2007, at Kos Pharmaceuticals, where he last served as Executive Vice President, Medical Affairs, and Chief Medical Officer, prior to its acquisition by Abbott Laboratories. Prior to joining Kos Pharmaceuticals, Dr. McGovern spent 11 years at Bristol-Myers Squibb (NYSE: BMY), from 1986 to 1997, in various capacities, including Executive Director, Heart Failure and Atherosclerosis Clinical Research. Dr. McGovern earned his Bachelor's degree summa cum laude from Princeton University and his medical degree from the University of Vermont. Dr. McGovern is a Fellow of the American College of Cardiology and the American College of Physicians, and has published extensively on lipid management and its role in the treatment of coronary heart disease. We believe Dr. McGovern is qualified to serve as a member of our Board based on his broad experience in the industry in which we operate and his expertise in lipid regulating therapies.

Tracy M. Woody, 52, has served as a member of our Board since May 2019. Ms. Woody currently serves as the Executive Vice President of Corporate Strategy at Protagonist Therapeutics (NASDAQ: PTGX) since April 2020. Ms. Woody previously served as

Chief Commercial Officer of Versartis, Inc. from 2017 to 2018 and KemPharm, Inc. from 2015 to 2016. Prior to KemPharm, Ms. Woody was Vice President of Sales and Marketing of NextWave Pharmaceuticals (acquired by Pfizer), and Vice President of Business Development and Vice President of Sales and Marketing at Greer Laboratories. Ms. Woody currently serves as a board member of Shorla Pharma. Ms. Woody has over 25 years of commercial experience in pharmaceuticals, biologics, and medical devices, across a wide range of therapeutic areas in diverse markets. Ms. Woody also has experience with multi-billion dollar revenue brands as well as products in the rare disease space. Ms. Woody holds a Bachelor’s degree in Health Promotion and Applied Physiology from East Carolina University. We believe that Ms. Woody is qualified to serve as a director based on her substantial experience in all aspects of commercial operations across a wide range of therapeutic areas for both emerging and established companies.
Directors Continuing in Office Until the 2024 Annual Meeting
Jeffrey Berkowitz, J.D., 56, was appointed to our Board in December 2017. Mr. Berkowitz is currently the Chief Executive Officer of Real Endpoints. Mr. Berkowitz served as the former executive vice president of Optum, Inc., a health services platform business of UnitedHealth Group, Inc., between 2016 and 2017. From 2010 to 2015, he was executive vice president and president of Pharma and Global Market Access with Walgreens Boots Alliance, Inc., a global pharmacy-led, health and well-being enterprise, where he was responsible for generic and branded procurement, specialty pharmacy, and inventory management and oversaw relationships with pharmaceutical companies as well as pricing and reimbursement strategies with all payer segments. In addition, Mr. Berkowitz served as president of Walgreens Boots Alliance Development, GmbH, a joint venture between Walgreens Co. and Alliance Boots located in Switzerland; and has held a variety of senior executive positions with increasing responsibility in market access, sales and marketing with Merck and Schering-Plough as well as serving as a healthcare attorney at Proskauer, LLP. Mr. Berkowitz serves on the board of directors of H. Lundbeck A/S since March 2018, Zealand Pharmaceuticals (NASDAQ: ZEAL) since March 2019 and Uniphar PLC since September 2020. Mr. Berkowitz previously served on the board of directors of Infinity Pharmaceuticals (NASDAQ: INFI) from March 2014 to June 2020. Mr. Berkowitz earned his B.A. in political science from Union College in Schenectady, N.Y., and his J.D. from Brooklyn Law School in Brooklyn, N.Y. We believe that Mr. Berkowitz is qualified to serve as a member of our Board based on his substantial experience in global pharmaceutical development, commercialization and market access.
Antonio M. Gotto Jr., M.D., D.Phil., 86, has served as a member of our Board since January 2014. Dr. Gotto currently serves as Dean Emeritus and as a member of the Board of Fellows of the Joan and Sanford I. Weill Medical College of Cornell University. From January 1997 to December 2011, he served as the Stephen and Suzanne Weiss Dean of the Joan and Sanford I. Weill Medical College of Cornell University and Provost for Medical Affairs of Cornell University. Previously, Dr. Gotto served as J.S. Abercrombie Chair of Atherosclerosis and Lipoprotein Research and Chairman and Professor of the Department of Medicine at Baylor College of Medicine and Methodist Hospital. Dr. Gotto currently serves as a member of National Academy of Medicine and as a Fellow of the American Academy of Arts and Sciences. Dr. Gotto is also a past president of the International Atherosclerosis Society and a past president of the American Heart Association. He is also immediate past president of the National Lipid Association. Dr. Gotto holds a B.A. degree from Vanderbilt University, a D.Phil. degree in Biochemistry from Oxford University in England, where he was a Rhodes Scholar, and an M.D. degree from Vanderbilt University School of Medicine. He completed his residency training at Massachusetts General Hospital in Boston, Massachusetts. Dr. Gotto was a member of the board of directors of Aegerion Pharmaceuticals, Inc. until December 2, 2016, when it merged to form Novelion Therapeutics, Inc. (NASDAQ: NVLN). We believe that Dr. Gotto is qualified to serve as a member of our Board based on his broad industry experience and expertise in lipid disorders.
Nicole Vitullo, 64, has served as a member of our Board since April 2008 and as our Lead Independent Director since December 2015. Ms. Vitullo joined Domain Associates, LLC, a venture capital firm with an exclusive focus on life sciences in 1999 and became a Partner in 2004. From 1992 to 1999, Ms. Vitullo was Senior Vice President at Rothschild Asset Management, Inc. Ms. Vitullo is a director of Exalys Therapeutics and Marinus Pharmaceuticals, Inc. (NASDAQ: MRNS). She previously served on the boards of Achillion Pharmaceuticals, Inc. (acquired by Alexion Pharmaceuticals), Antios Therapeutics, Celator Pharmaceuticals (acquired by Jazz Pharmaceuticals), Durata Therapeutics (acquired by Actavis PLC), VentiRx Pharmaceuticals (acquired by Celgene, Inc.), Calixa Therapeutics (acquired by Cubist Pharmaceuticals), Cerexa (acquired by Forest Laboratories), Onyx Pharmaceuticals and Cotera, Inc. Ms. Vitullo received a B.A. and an M.B.A. from the University of Rochester. We believe Ms. Vitullo's experience working with and serving on the boards of directors of life sciences companies and her experience working in the venture capital industry qualifies her to serve as a member of our Board.
Board Diversity Disclosure

The following table provides certain self-identified personal characteristics of our Board members, in accordance with Rule 5605(f) of the Nasdaq listing standards:

Board Diversity Matrix (As of March 29, 2022)
Total Number of Directors		9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose	—
Directors who are Military Veterans: 1

EXECUTIVE OFFICERS
The following table presents our current executive officers, their respective positions, and their respective ages as of March 29, 2022. Biographical information pertaining to Mr. Koenig, who serves as both a director and an executive officer, can be found in the section entitled "Proposal One, Election of Class III Directors."

Name	Age	Position
Sheldon L. Koenig	56	President and Chief Executive Officer
Richard B. Bartram	41	Former Chief Financial Officer
JoAnne Foody	57	Chief Medical Officer
Benjamin Looker	40	General Counsel
Eric Warren	49	Chief Commercial Officer

Richard B. Bartram served as our Chief Financial Officer from January 2018 to April 2022. Previously, he served as our Vice President, Finance, from 2015, and as our Controller between February 2013 and January 2015. Prior to joining Esperion, Mr. Bartram served as Assurance Manager with PricewaterhouseCoopers where he held various positions of increasing responsibility over almost eight years with the firm. Mr. Bartram earned both Master's and Bachelor's degrees in accounting from Michigan State University and is a Certified Public Accountant in the state of Michigan. Our employment relationship with Mr. Bartram ended on April 8, 2022.

JoAnne Foody has served as our Chief Medical Officer since June 2021. Previously, Dr. Foody held roles from November 2016 to June 2021 with Johnson & Johnson, where she served in roles of increasing responsibility within its Janssen Pharmaceutical Company. Prior to that, she worked at Merck Research Labs from March 2015 to November 2016 as its Global Director Scientific Affairs of both the Cardiovascular and Metabolism Therapeutic Areas, formulating external engagement, franchise strategy and leading compound candidate selection through proof of concept to clinical practice. Prior to joining the therapeutics industry, Dr. Foody spent over two decades in academic cardiology and is a known international expert in preventive cardiology having held professorships at both Yale and Harvard Medical Schools. Dr. Foody received her undergraduate degree from Princeton University and a medical degree from the Pritzker School of Medicine, University of Chicago. Dr. Foody completed her medical training at Brigham and Women’s Hospital in Boston and her Fellowships in General Cardiology and Preventive Cardiology at the Cleveland Clinic Foundation in Cleveland.

Benjamin Looker has served as our General Counsel since January 2022. Previously, Mr. Looker served as the General Counsel of Trillium Therapeutics, Inc. (NASDAQ: TRIL) from April 2021 until its acquisition by Pfizer Inc. in November 2021. From May 2019 to April 2021, he was Vice President, Head of US Legal and Global Business Operations at MorphoSys US Inc., a biopharmaceutical company. Prior to that, Mr. Looker held roles of increasing responsibility at EMD Serono, Inc. (a subsidiary of Merck KGaA specialized in healthcare), from July 2013 to May 2019. Mr. Looker received his undergraduate degree from Boston College and his juris doctor degree from Boston College Law School.

Eric Warren has served as our Chief Commercial Officer since March 2022. Previously, he was our Vice President, US Sales and Marketing since January 2021. Prior to joining the Company, from August 2020 to January 2021, Mr. Warren was Vice President, Head of Sales and Marketing at Nabriva Therapeutics, Inc. (NASDAQ: NBRV). From April 2018 to August 2020, Mr. Warren held Vice President roles in marketing at Sanofi in their cardiovascular franchise. Additionally, from May 2006 to April 2018, Mr. Warren held roles of increasing responsibility at Merck & Co. Mr. Warren holds a Bachelor of Science in Pharmacy and is a licensed pharmacist in New York State.

CORPORATE GOVERNANCE
Board Independence

Our Board has determined that all members of the Board, with the exception of Mr. Koenig and Mr. Berkowitz, are independent, as determined in accordance with the rules of the NASDAQ Stock Market. In making such independence determination, the Board considered the relationships that each such non-employee director has with us and all other facts and circumstances that the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board considered the association of our directors with the holders of more than 5% of our common stock. The composition and functioning of our Board and each of our committees complies with all applicable requirements of the NASDAQ Stock Market and the rules and regulations of the Securities and Exchange Commission (the “SEC”). There are no family relationships among any of our directors or executive officers.
At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director's ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of NASDAQ's, the SEC’s, and our applicable committees' independence standards.
Delinquent Section 16(a) Reports

To the Company’s knowledge, all such reports were timely filed during 2021, except that, due to a delay in obtaining Edgar codes from the SEC, one report on Form 4 regarding one reportable transaction for Dr. Foody was inadvertently filed late.

Involvement in Certain Legal Proceedings
None of our officers or directors have, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto or been subject to any of the items set forth under Item 401(f) of Regulation S-K.
Code of Professional and Ethical Conduct
We have adopted a Code of Professional and Ethical Conduct that applies to all of our employees, officers and directors, including those employees responsible for financial reporting. The current version of the Code of Professional and Ethical Conduct is available on our website at www.esperion.com/our-company/ethics-compliance. A copy of the Code of Professional and Ethical Conduct may also be obtained, free of charge, upon a request directed to: Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108, Attention: General Counsel. We intend to disclose any amendment or waiver of a provision of the Code of Professional and Ethical Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions, by posting such information on our website (available at http://www.esperion.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines
The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the corporate governance section of our website at https://www.esperion.com/our-company/corporate-governance. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings
The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2021, the Board held 14 meetings and acted by unanimous written consent eight times. The Board has four standing committees:
•     the audit committee, which held four meetings in 2021;

•     the compensation committee, which held 13 meetings and acted by unanimous written consent three times in 2021;

•     the nominating and corporate governance committee, which held five meetings in 2021; and

•     the compliance committee, which held three meetings in 2021.

Each of the incumbent directors of the Board attended at least 75% of the aggregate of all meetings of the Board and all meetings of committees of our Board upon which they served (during the periods that they served) during 2021. The Board of Directors regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NASDAQ and SEC rules.
Annual Meeting Attendance
It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders. Five of our directors at the time of our 2021 Annual Meeting of Stockholders attended that meeting.

Committees
Our bylaws provide that the Board may delegate responsibility to committees. The Board has four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee and a compliance committee. The Board has also adopted a written charter for each of the four standing committees. Each committee charter is available in the corporate governance section of our website at https://www.esperion.com/our-company/corporate-governance.
Audit Committee
Mr. Fuhrman, Ms. Vitullo and Mr. Shepard currently serve on the audit committee, which is chaired by Mr. Fuhrman. Previously, Mr. Janney served on the audit committee until his resignation from the Board on July 28, 2021. Our Board has determined that each member of the audit committee is "independent" for audit committee purposes as that term is defined in the applicable rules of the SEC and the NASDAQ Stock Market. Our Board of Directors has designated Mr. Fuhrman as the "audit committee financial expert," as defined under the applicable rules of the SEC. The audit committee's responsibilities include:
•     appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•     approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•     reviewing the internal audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•     reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•     reviewing the adequacy of our internal control over financial reporting;

•     establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•     recommending, based upon the audit committee's review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•     monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•     preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•     reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

•     reviewing quarterly earnings releases.

Compensation Committee
Mr. Shepard, Ms. Vitullo and Ms. Woody currently serve on the compensation committee, which is chaired by Mr. Shepard. Our Board has determined that each member of the compensation committee is "independent" as that term is defined in the applicable NASDAQ Stock Market rules, and is "non-employee director" for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
The compensation committee's responsibilities include:
•     annually reviewing and approving corporate goals relevant to the compensation of our Chief Executive Officer (“CEO”);

•     evaluating the performance of our CEO in light of such corporate goals and determining the compensation of our CEO;

•     reviewing and approving the compensation of our other executive officers;

•     reviewing and establishing our overall management compensation philosophy and policy;

•     overseeing and administering our compensation and similar plans;

•     evaluating and assessing potential and current compensation advisers in accordance with the independence standards identified in the applicable NASDAQ Stock Market rules;

•     retaining and approving the compensation of any compensation advisers;

•     reviewing and approving our policies and procedures for the grant of equity based awards;

•     reviewing and making recommendations to our Board with respect to the compensation of our non-employee directors;

•     preparing the compensation committee report to accompany our Compensation Discussion and Analysis; and

•     reviewing and discussing with management the compensation disclosure required to be included in our Annual Report on Form 10-K or definitive proxy statement.

Nominating and Corporate Governance Committee
Drs. Gotto and McGovern and Mr. Fischer currently serve on the nominating and corporate governance committee, which is chaired by Mr. Fischer. Previously, Dr. Gotto served as the chair and Ms. Woody served as member on the nominating and corporate governance committee until the nomination of Mr. Fischer to the Board on October 28, 2021. Our Board has determined that each member of the nominating and corporate governance committee is "independent" as that term is defined in the applicable NASDAQ Stock Market rules. The nominating and corporate governance committee's responsibilities include:
•    developing and recommending to the Board of Directors criteria for Board and committee membership;

•    establishing procedures for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•    identifying individuals qualified to become members of the Board;

•    recommending to the Board the persons to be nominated for election as directors and to each of the Board's committees;

•    developing and recommending to the Board a set of corporate governance guidelines; and

•    overseeing the evaluation of the Board and management.

Compliance Committee
Mr. Berkowitz, Mr. Fuhrman and Mr. Fischer currently serve on the compliance committee, which is chaired by Mr. Berkowitz. Previously, Ms. Vitullo served on the compliance committee until the nomination of Mr. Fischer to the Board on October 28, 2021. The compliance committee's responsibilities include:
•     assessing the adequacy of our compliance with applicable legal and regulatory requirements and industry codes, as well as the Company’s Code of Conduct;

•     assessing the adequacy of implementation and effectiveness of our ethics, quality and compliance program periodically to ensure a satisfactory system of compliance and risk management is operating within the Company;

•     assessing the adequacy of the channels available for reporting concerns regarding compliance-related activities, as well as the policies protecting the anonymity of the reporter and prohibiting retaliation;

•     assessing the adequacy of our approach to, and results of, risk identification and assessment conducted by management and the appropriateness of risk management plans and their status;

•     assessing the adequacy of reports on internal investigations or government or regulatory inquiries or actions that may cause significant financial or reputational damage to us, or that otherwise indicate a potentially significant compliance issue within the Company;

•     receiving information from management about current and emerging legal and regulatory compliance risks and enforcement trends that may affect our business operations, performance or strategy; and

•     unless otherwise overseen by the audit committee, oversee, at the Board’s discretion, any investigation into potential instances of non-compliance (except for matters of financial compliance) with applicable laws, regulations, industry-code, or company policies and procedures.

  Our Board may establish other committees from time to time.

Identifying and Evaluating Director Nominees
The Board is responsible for selecting its own members. The Board delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.
Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board's approval as director nominees for election to the Board.
Minimum Qualifications
The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board's selection as nominees for the Board and as candidates for appointment to the Board's committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.
In evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board. In particular, because the nominating and corporate governance committee believes that diversity of viewpoints, background, experience and other characteristics (such as gender, race, ethnicity, culture, nationality and sexual orientation) are an important part of the Board’s composition, the nominating and corporate governance committee should include candidates with a diversity of gender, race, ethnicity, culture, nationality or sexual orientation in the pool from which new director nominees are chosen (and any third-party engaged to identify candidates for such pool will be asked to include such candidates of diversity).

Stockholder Recommendations
 Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our Secretary at Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.
Stockholder Communications
The Board provides to every securityholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Lead Independent Director of the Board via U.S. Mail or Expedited Delivery Service to: Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108, Attn: Lead Independent Director.
For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108, Attn: [Name of Individual Director].
We will forward by U.S. Mail any such securityholder communication to each director, and the Lead Independent Director of the Board in his or her capacity as a representative of the Board, to whom such securityholder communication is addressed to the address specified by each such director and the Lead Independent Director of the Board, unless there are safety or security concerns that mitigate against further transmission.
Board Leadership Structure
The positions of our Executive Chairperson of the Board and Chief Executive Officer have historically been separated at Esperion. We do not currently have an Executive Chairperson or Chairperson of the Board.
If there is no Chairperson of the Board, or such Chairperson of the Board is the Chief Executive Officer of the Company or otherwise is a non-independent director, then the Board shall appoint a lead independent director (the “Lead Independent Director”). The Lead Independent Director, if appointed, shall be elected by vote of a majority of the independent directors. The independent director selected to serve as Lead Independent Director shall serve in such role until he or she ceases to be an independent director, resigns from the position or a successor is selected by a majority of the independent directors. Since July 2015, Nicole Vitullo has served as our Lead Independent Director. As the Lead Independent Director, Ms. Vitullo is responsible for coordinating the activities of the independent directors. Among other things, the Lead Independent Director has the following specific responsibilities:
•    presiding at all executive sessions of independent directors;

•    serving as liaison between the Chief Executive Officer of the Board and the independent directors;

•    approving information sent to the Board;

•    approving Board meeting agendas;

•    approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•    having the authority to call meetings of the independent directors of the Board; and

•    if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Board's Role in Risk Oversight
Our Board oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our Board addresses the primary risks associated with those operations and corporate functions. In addition, our Board reviews the risks associated with our company's business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.
Each of our Board committees also oversees the management of our company's risk that falls within the committee's areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Chief Financial Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our Board regarding these activities. The compensation committee also plays a role in that it is charged, in overseeing our overall compensation programs, with assessing whether these compensation programs create risks that are reasonably likely to have a material adverse effect on us.
Risks Related to Compensation Policies and Practices
In establishing and reviewing our compensation philosophy and programs, our compensation committee considers whether such programs encourage unnecessary or excessive risk taking. We believe that our executive and other compensation programs do not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

PROPOSAL TWO
NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Our Board is committed to excellence in governance. As part of this commitment, and as required by Section 14A(a)(1) of the Exchange Act, our Board is providing our stockholders with an opportunity to cast a non-binding advisory vote on the compensation of our named executive officers.
As described below under "Executive Officer and Director Compensation—Compensation Discussion and Analysis," we have developed a compensation program that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. The executive compensation program is designed to reward short-term and long-term performance and to align the financial interests of our executive officers with the interests of our stockholders. We believe our executive compensation program strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.
We are asking for stockholder approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, which includes the disclosures in the "Executive Officer and Director Compensation" and "Compensation Discussion and Analysis" sections below, the compensation tables and the narrative discussion following the compensation tables in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement. For the reasons discussed above, our Board unanimously recommends that our stockholders vote in favor of the following resolution:
"RESOLVED, that the Company's stockholders hereby approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company's proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, Summary Compensation Table and the other compensation related tables and disclosure."
As this vote is advisory, it will not be binding upon our Board or the compensation committee and neither our Board nor the compensation committee will be required to take any action as a result of the outcome of this vote. However, the Board and the compensation committee value the opinion of our stockholders and the compensation committee will carefully consider the outcome of this vote when evaluating our executive compensation policies and practices and making future compensation decisions.
Vote Required
For approval, this proposal must receive the affirmative vote of the majority of shares properly cast on the proposal. Abstentions and broker non-votes will have no effect on Proposal Two.
Recommendation of the Board
         THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE NON-BINDING ADVISORY RESOLUTION APPROVING OUR NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL THREE
NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

As part of our Board's commitment to excellence in corporate governance, and as required by the Section 14A(a)(2) of the Exchange Act, our Board is providing our stockholders with an opportunity to cast a non-binding advisory vote on how frequently they would like to vote on future advisory resolutions to approve the compensation of our named executive officers.

Consistent with our compensation philosophy, our executive compensation program promotes both short-term and long-term incentives, especially given the long timelines and risks inherent in our business of pharmaceutical research and development.

After careful consideration, our Board has determined that holding a vote on an advisory resolution to approve the compensation of our named executive officers every one (1) year is in the best interest of our stockholders. For the reasons below, the Board believes that, of the three choices, submitting a non-binding, advisory say-on-pay resolution to stockholders every year is the most appropriate choice. We believe that say-on-pay votes should be conducted every year so that stockholders may annually express their views on our executive compensation program and accordingly the Board recommends that this vote be held every year. It should be noted, however, that stockholders are not voting to approve or disapprove the Board's recommendation on this matter. The compensation committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

For the reasons discussed above, our Board recommends that stockholders vote to hold the advisory vote on named executive officer compensation every one (1) year. Stockholders are not voting, however, to approve or disapprove of this particular recommendation. The proxy card provides for four choices and stockholders are entitled to vote on whether the advisory vote on named executive officer compensation should be held every one, two, or three years, or to abstain from voting.

As this vote is advisory, it will not be binding upon our Board and our Board may decide that it is in the best interest of our stockholders to hold an advisory vote on named executive officer compensation more or less frequently than the frequency receiving the most votes cast by our stockholders. However, our Board will carefully consider the outcome of this vote when considering the frequency of future advisory votes on named executive officer compensation.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE FOR HOLDING THE NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION "EVERY ONE YEAR."

PROPOSAL FOUR
RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2022, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since 2008.
The audit committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.
We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
We have adopted a policy on under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.
In addition, in the event time constraints require pre-approval prior to the audit committee's next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.
Audit Fees
The following table sets forth the fees billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2021 and 2020:

Fee Category	2021	2020
Audit Fees	$732,600	$743,000
Audit-Related Fees	36,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$768,600	$743,000

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our financial statements, the review of our quarterly condensed financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under "Audit Fees," including services for audit of employee benefit plans.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.
All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.
The audit committee pre-approved all services performed since the pre-approval policy was adopted.
Recommendation of the Board
THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

PROPOSAL FIVE
APPROVAL OF THE ESPERION THERAPEUTICS, INC. 2022 STOCK OPTION AND INCENTIVE PLAN

Proposal

The Board of Directors believes that stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors and consultants of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Board of Directors believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On April 13, 2022, the Board of Directors adopted, subject to stockholder approval, the Esperion Therapeutics, Inc. 2022 Stock Option and Incentive Plan (the “Plan”). The Plan will become effective if and when it is approved by our shareholders, and it will replace the Company’s Amended and Restated Esperion Therapeutics, Inc. 2013 Stock Option and Incentive Plan, originally adopted in 2013 (the “2013 Plan”). From and after the effective date of the Plan, no further awards will be made under the 2013 Plan. The Plan is designed to enhance the flexibility to grant equity awards to our officers, employees, non-employee directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by the Board of Directors and/or the compensation committee. A copy of the Plan is attached as Annex B to this proxy statement and is incorporated herein by reference.

As of April 1, 2022, there were stock options and performance-based stock options to acquire 4,223,959 shares of common stock outstanding under our equity compensation plans, with a weighted average exercise price of $28.85 and a weighted average remaining term of 5.73 years. In addition, as of April 1, 2022, there were 1,978,508 unvested full value awards with time-based vesting and 602,750 unvested full value awards with performance-based vesting outstanding under our equity compensation plans. Other than the foregoing, no awards were outstanding under our equity compensation plans as of April 1, 2022. As of April 1, 2022, there were 1,345,179 shares of common stock available for awards under our equity compensation plans, consisting of 671,557 shares available for grant under the 2013 Plan, 105,621 shares available for grant under the 2017 Inducement Equity Plan (the “2017 Plan”), and 568,001 shares available for grant under our 2020 Employee Stock Purchase Plan (the "2020 ESPP").

Summary of Material Features of the Plan

The material features of the Plan are:

•The maximum number of shares of common stock to be issued under the Plan is 4,400,000;

•The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, and dividend equivalent rights is permitted;

•Shares we reacquire on the open market will not be added to the reserved pool under the Plan. With respect to any awards granted under the Plan, Shares tendered or held back for taxes, Shares underlying any awards that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan;

•Stock options and stock appreciation rights will not be repriced in any manner without stockholder approval;

•The value of all awards awarded under the Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000;

•A minimum vesting period of one year is required for all equity awards, other than a limited number of excepted awards under the Plan;

•Any dividends and dividend equivalent rights payable with respect to any equity award are subject to the same vesting provisions as the underlying award;

•Any material amendment to the Plan is subject to approval by our stockholders; and

•The term of the Plan will expire on May 26, 2032.

Based solely on the closing price of our common stock as reported by NASDAQ on December 31, 2021, and the maximum number of shares that would have been available for awards as of such date under the Plan, the maximum aggregate market value of the common stock that could potentially be issued under the Plan is $22,000,000. The shares of common stock underlying any awards that are forfeited, canceled or otherwise terminated, other than by exercise, under the Plan will be added back to the shares of common stock available for issuance under the Plan. Shares tendered or held back upon exercise of a stock option or settlement of an award under the Plan to cover the exercise price or tax withholding and (ii) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon exercise thereof, will not be added back to the shares of common stock available for issuance under the Plan. In addition, shares of common stock repurchased on the open market will not be added back to the shares of common stock available for issuance under the Plan.

Rationale for Share Increase

The Plan is critical to our ongoing effort to build stockholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our compensation committee and the Board of Directors believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The compensation committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees in the competitive landscape in which we operate. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our stockholders and motivate our employees to act as owners of the business.

Burn rate

The following table sets forth information regarding historical awards granted and earned for the 2019 through 2021 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares of common stock outstanding for that year, for each of the last three fiscal years:

Share Element	2021	2020	2019
Stock Options Granted (1)	920,692	234,940	542,875
Full-Value Awards Granted (2)	1,519,604	381,396	230,284
Total Awards Granted (3)	2,440,296	616,336	773,159
Weighted average common shares outstanding during the fiscal year	28,902,507	27,473,873	27,090,284
Annual Burn Rate	8.44%	2.24%	2.85%
Three-Year Average Burn Rate (4)	4.51%

(1) Includes stock options and performance-based stock options granted to employees and non-employee directors.

(2) Includes restricted stock units and performance-based restricted stock units granted to employees and non-employee directors. Includes 658,850 performance-based restricted stock units granted in 2021, none of which have vested to date. No performance-based restricted stock units were granted in 2020 and 2019.

(3) Total Awards Granted represents the sum of Stock Options Granted and Full-Value Awards Granted.

(4) As illustrated in the table above, our three-year average burn rate for the 2019-2021 period was 4.51%, which is below the ISS industry category burn rate threshold of 9.08% for pharmaceutical and biotechnology companies.

Our compensation committee determined the size of the reserved pool under the Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our request to increase the share reserve is approved by our stockholders, it will be sufficient to provide equity incentives to attract, retain, and motivate employees for the next 2 years.

Summary of the Plan

The following description of certain features of the Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Plan, which is attached hereto as Annex B.

Administration. The Plan will be administered by the Board or the compensation committee. The compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Plan. The compensation committee may delegate to a committee consisting of one or more officers of the Company the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines.

Eligibility; Plan Limits. All full-time and part-time officers, employees, non-employee directors and consultants are eligible to participate in the Plan, subject to the discretion of the administrator. As of December 31, 2021, approximately 226 individuals would have been eligible to participate in the Plan had it been effective on such date, which includes 3 executive officers, 215 employees who are not executive officers, and 8 non-employee directors. The Company has not historically granted equity awards to consultants There are certain limits on the number of awards that may be granted under the Plan. For example, no more than 1,250,000 shares of common stock may be granted in the form of incentive stock options.

Director Compensation Limit. The Plan provides that the value of all awards awarded under the Plan and all other cash compensation paid by the Company to any non-employee director in any calendar year shall not exceed $750,000.

Minimum Vesting Period. The minimum vesting period for each equity award granted under the Plan must be at least one year, provided (1) that up to 5% of the shares authorized for issuance under the Plan may be utilized for unrestricted stock awards or other equity awards with a minimum vesting period of less than one year and (2) annual awards to non-employee directors that occur in connection with the Company’s annual meeting of stockholders may vest on the date of the Company’s next annual meeting of stockholders. In addition, the Administrator may grant equity awards that vest within one year (i) if such awards are granted as substitute awards in replacement of other awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within one year or (ii) if such awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the one year.

Stock Options. The Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the compensation committee. Except in the case of options (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are compliant with Section 409A of the Code, the exercise price of an option may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be determined by reference to the price of the shares of common stock on NASDAQ. The exercise price of an option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the compensation committee and may not exceed ten years from the date of grant. The compensation committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the compensation committee. In general, unless otherwise permitted by the compensation committee, no option granted under the Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the compensation committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The compensation committee may award stock appreciation rights subject to such conditions and restrictions as the compensation committee may determine. Stock appreciation rights entitle the recipient to shares of common stock or cash equal to the value of the appreciation in the stock price over the exercise price. The exercise price may not be less than the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock. The compensation committee may award shares of common stock to participants subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards shall not be paid until and only to the extent such vesting conditions are attained).

Restricted Stock Units. The compensation committee may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock or cash subject to such conditions and restrictions as the compensation committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. In the compensation committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the compensation committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The compensation committee may also grant shares of common stock that are free from any restrictions under the Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The compensation committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The compensation committee may grant cash bonuses under the Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Change of Control Provisions. In the event of a “sale event,” as defined in the Plan, awards under the Plan may be assumed, continued or substituted. In the event that awards are not assumed, continued or substituted, except as otherwise provided by the compensation committee in the award agreement, upon the effective time of the sale event, all awards with time-based conditions will become vested and exercisable upon the sale event, and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the compensation committee’s discretion or to the extent specified in the relevant award agreement. In addition, the Company may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). The compensation committee shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. All awards will terminate in connection with a sale event unless they are assumed by the successor entity.

Adjustments for Stock Dividends, Stock Splits, Etc. The Plan requires the compensation committee to make appropriate adjustments to the number of shares of common stock that are subject to the Plan, to certain limits in the Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The compensation committee may require that tax withholding obligations satisfied by withholding shares of common stock to be issued pursuant to exercise or vesting. The compensation committee may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

Amendments and Termination. The Board of Directors may at any time amend or discontinue the Plan and the compensation committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of NASDAQ any amendments that materially change the terms of the Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the compensation committee to be required by the Code to preserve the qualified status of incentive options.

Effective Date of Plan. The Plan was approved by our Board of Directors on April 13, 2022. Awards of incentive options may be granted under the Plan until May 26, 2032. No other awards may be granted under the Plan after the date that is ten years from the date of stockholder approval.

New Plan Benefits

Because the grant of awards under the Plan is within the discretion of the compensation committee, the Company cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2021: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Stock Options			Restricted Stock Units
Name and Position	Average Exercise Price ($)		Number of Awards (#)	Dollar Value ($)(1)		Number of Awards (#)
Sheldon L. Koenig, President and Chief Executive Officer	24.88		307,850	1,619,698		76,700
Richard B. Bartram, Former Chief Financial Officer	23.57		114,000	922,306		50,100
JoAnne Foody, Chief Medical Officer	18.93		120,542	1,608,834		84,978
Tim M. Mayleben, Former Chief Executive Officer	32.12		175,000	—		—
Ashley Hall, Former Chief Development Officer	27.66		57,900	650,468		25,900
All current executive officers, as a group	25.61	(2)	775,292	4,801,306	(3)	237,678
All current directors who are not executive officers, as a group	8.85	(2)	40,000	2,000,000	(3)	99,008
All current employees who are not executive officers, as a group	23.84	(2)	105,400	22,131,003	(3)	1,182,918
(1) The valuation of stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating these values, see Note 13 to our financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2021.

(2) Represents the weighted-average exercise price for the group.

(3) Represents the aggregate grant date fair value for the group.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the Plan. It does not describe all federal tax consequences under the Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards. The Company generally will be entitled to a tax deduction in connection with other awards under the Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for awards under the Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

Vote Required

The affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on this proposal is required to approve the Plan.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE ESPERION THERAPEUTICS, INC. 2022 STOCK OPTION AND INCENTIVE PLAN.

PROPOSAL SIX
AMENDMENT OF THE COMPANY’S CHARTER TO INCREASE THE AMOUNT OF AUTHORIZED SHARES OF COMMON STOCK FROM 120,000,000 TO 240,000,000 SHARES

Proposal

As of the record date, we had a total of 120,000,000 authorized shares of common stock, 62,981,325 issued and outstanding shares of common stock, 106,783,025 outstanding shares of common stock, on a fully diluted basis, taking into account shares issuable upon exercise of outstanding options and warrants and vesting of restricted stock units, and 5,680,503 shares available under the Company’s available equity incentive plans including the Plan, assuming it is approved with a maximum number of shares of common stock to be issued of 5,008,110.

The ability to issue equity is fundamental to our growth strategy:

•In order to implement our growth strategy, we may need to raise additional financing through the issuance of equity securities.

•The availability of equity incentive compensation is necessary for the Company to attract, retain and motivate the most high-performing executives and key employees who ultimately drive Company performance. We currently do not have an adequate number of shares available for reservation or issuance for equity compensation grants.

Our Board adopted a resolution seeking authorization of our stockholders to amend our Charter to increase our number of authorized shares of Common Stock from 120,000,000 to 240,000,000 shares (the “Increase”).

It is proposed that the first paragraph of Article Five of the Company’s Charter be amended to read in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred forty-five million (245,000,000), of which (i) two hundred forty million (240,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).”

To effect the Increase as proposed, we will file an amendment to our Charter, with the Secretary of State of Delaware, substantially in the form as set forth above, providing that our authorized common stock will be 240,000,000 shares. The general description of the amendment set forth herein is a summary only and the full text of the proposed Charter Amendment is attached as Annex A to this Proxy Statement.

Assuming approval of the Plan as further described Proposal Five, a total of 42,644,789 of the authorized shares would be reserved for issuance under the Plan, our 2017 Inducement Equity Plan (the “2017 Plan”), our 2020 Employee Stock Purchase Plan (the "2020 ESPP"), and our outstanding warrants. The remainder will be available for issuance from time to time to enable us to respond to future business opportunities requiring the issuance of shares, including common stock-based financings, acquisition or strategic joint venture transactions involving the issuance of common stock, and for other general purposes that the Board may deem advisable. We are seeking approval for the amendment at this time because we may evaluate business opportunities that may require prompt action, and the Board believes the delay and expense in seeking approval for additional authorized common stock at a special meeting of stockholders could deprive us of the ability to take advantage of potential opportunities. Without an increase in the number of authorized shares of common stock, the Company may be constrained in its ability to raise capital and may lose important business opportunities, which could adversely affect our financial performance and growth.

The Board does not intend to issue any common stock except on terms that the Board deems to be in the best interests of the Company and its then existing stockholders.

If the stockholders do not approve this Proposal, then the Company will not have needed additional shares available.

Certain Disadvantages of the Increase

If the authorized number of shares of common stock increases from 120,000,000 to 240,000,000 shares as proposed by this Proposal Six, the Company will be able to issue more shares of common stock which could result in additional dilution to current stockholders and which could have a negative effect on the market price of our common stock.

Principal Effects of the Increase

The Increase will affect all of our holders of common stock uniformly and will not affect any stockholder’s percentage ownership interests in our Company. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Anti-Takeover Effects

Release No. 34-15230 of the staff of the Securities Exchange Commission requires disclosure and discussion of the effects of any proposal that may be used as an anti-takeover device. Although not a factor in the decision by our Board to effect the increase of our authorized shares of common stock, one of the effects of having increased additional shares of our authorized common stock available for issuance may be to enable the Board to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of then present management. Unless prohibited by the regulations of applicable law or other agreements or restrictions, a sale of shares of common stock by us or other transactions in which the number of our outstanding shares of common stock would be increased could dilute the interest of a party attempting to obtain control of us. The increase in available authorized common stock may make it more difficult for, prevent or deter a third-party from acquiring control of the Company or changing our Board and management, as well as inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.

The Increase is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of the Company. While it is possible that our management could use the Increase to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of stockholders, we do not intend to construct or enable any anti-takeover defense or mechanism on its behalf. We have no intent or plans to employ the Increase as an anti-takeover device and do not have any plans or proposals to adopt any other provisions or enter into other arrangements that may have material anti-takeover consequences.

In addition to the Increase, provisions of our governing documents and applicable provisions of Delaware law may also have anti-takeover effects, making it more difficult for or preventing a third-party from acquiring control of the Company or changing our Board and management. These provisions may also have the effect of deterring hostile takeovers or delaying changes in the Company’s control or in our management.

The Charter and bylaws do not provide for cumulative voting in the election of directors. The combination of the present ownership by a relative few stockholders of a significant portion of the Company’s voting capital stock and lack of cumulative voting makes it more difficult for other stockholders to replace the members of the Board or for another party to obtain control of the Company by replacing our Board.

Potential Consequences if Stockholder Approval is Obtained

The potential future issuances and sales of shares of our common stock would likely have a dilutive effect on a stockholder’s percentage voting power and, consequently, could lead to a decrease in the market price of our common stock.

Vote Required

The affirmative vote of the majority of the outstanding shares of our common stock is required to amend our Charter to effect an increase in its authorized common stock from 120,000,000 to 240,000,000 shares.

A majority of the members of the Board voted to seek the approval of our stockholders to amend the Charter to increase our number of authorized shares of Common Stock from 120,000,000 to 240,000,000.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE CHARTER AMENDMENT TO INCREASE THE AUTHORIZED STOCK FROM 120,000,000 TO 240,000,000 SHARES.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) "soliciting material," (2) "filed" with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Esperion specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
This report is submitted by the audit committee of the Board. The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of Esperion, and the Board has determined that each member of the audit committee is "independent" for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NASDAQ Stock Market rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ Stock Market. The Board has designated Mr. Fuhrman as an "audit committee financial expert," as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.
The audit committee's general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.
The audit committee has reviewed the company's financial statements for 2021 and met with management, as well as with representatives of Ernst & Young LLP, the company's independent registered public accounting firm, to discuss the financial statements. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and discussed with members of Ernst & Young LLP its independence.
Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the company's audited financial statements for 2021 be included in its Annual Report on Form 10-K for 2021.
Audit Committee
Alan Fuhrman (Chairperson)
Nicole Vitullo
Jay P. Shepard

Report of the Compensation Committee of the Board of Directors
Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based upon such review and discussions, our Compensation Committee recommended to our Board of Directors that such section be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 22, 2022.
Compensation Committee
Jay P. Shepard (Chairperson)
Nicole Vitullo
Tracy M. Woody

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 29, 2022, for:
•     each person known by us to be the beneficial owner of more than 5% of our common stock;
•     our named executive officers;
•    each of our directors; and
•     all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
The table lists applicable percentage ownership based on 62,981,325 shares of common stock outstanding as of March 29, 2022. Options to purchase shares of common stock that are exercisable for common stock, in each case, that are exercisable within 60 days of March 29, 2022, and restricted stock units ("RSUs"), that will be vested within 60 days of March 29, 2022, are deemed to be beneficially owned by the persons holding these options and RSUs for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Shares beneficially owned
Name and address of beneficial owner (1)	Number	Percent
5% Stockholders
Deep Track Capital, L.P. / Deep Track Biotechnology Master Fund, Ltd. / David Kroin (2)	10,141,668	15.0%
Deerfield Mgmt, L.P. / Deerfield Management Company, L.P. / Deerfield Partners, L.P. / James E. Flynn(3)	10,000,000	14.7%
Wasatch Advisors, Inc. (4)	9,339,046	14.2%
Heights Capital Management, Inc. / CVI Investments, Inc.(5)	6,960,595	10.2%
Sabby Volatility Warrant Master Fund, Ltd. / Sabby Management, LLC / Hal Mintz (6)	6,654,686	9.7%
Armistice Capital Master Fund Ltd (7)	6,071,429	8.8%
Altium Capital Management, L.P. (8)	5,230,070	8.0%
BB Biotech AG / Biotech Target N.V. (9)	4,477,964	7.1%
Meditor Group Ltd / Meditor European Master Fund Ltd (10)	4,468,835	7.1%
Vanguard Group, Inc. (11)	3,761,439	6.0%
Named Executive Officers
Sheldon Koenig (12)	58,267	* %
Richard B. Bartram (13)	240,202	* %
JoAnne Foody	—	—%
Tim M. Mayleben (14)	1,327,550	2.1%
Ashley Hall (15)	351,708	* %
Other Directors
Mark E. McGovern, M.D. (16)	93,549	* %
Antonio M. Gotto, Jr. M.D., D.Phil. (17)	88,549	* %
Nicole Vitullo (18)	76,868	* %
Jeffrey Berkowitz (19)	52,876	* %
Jay P. Shepard (20)	42,149	* %
Tracy M. Woody (21)	28,107	* %
Alan Fuhrman (22)	21,571	* %
Seth H.Z. Fischer	—	—%
All directors and executive officers as a group (13 persons) (23)	2,381,396	2.4%
* Represents beneficial ownership of less than one percent.

(1)Unless otherwise indicated, the address for each beneficial owner is c/o Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108.

(2)Based upon information set forth on Schedule 13F filed by Deep Track Capital, L.P., Deep Track Biotechnology Master Fund, Ltd., and David Kroin with the SEC on or about February 14, 2022 and Schedule 13G filed with the SEC on or about December 9, 2021 and the Company's records of warrants to purchase common stock. Based on information contained in the Schedule 13F, Deep Track Capital, L.P., Deep Track Biotechnology Master Fund, Ltd., and David Kroin are deemed to have the shared power to vote or direct the vote with respect to 10,141,668 Common Shares and is deemed to have the shared power to dispose or to direct the disposition with respect to 10,141,668 Common Shares, comprised of (a) 5,641,668 shares of common stock and (b) warrants to purchase 4,500,000 shares of common stock, exercisable currently or within 60 days of March 29, 2022. Deep Track Capital, L.P. and David Kroin both have their principal business office at 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830. Deep Track Biotechnology Master Fund, Ltd. has their principal business office at Walkers Corporate Limited, 190 Elgin Avenue, George Town, KY1-9001, Cayman Islands.

(3)Based upon information set forth on Schedule 13G filed by Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P., and James E. Flynn with the SEC on or about February 11, 2022. Based on information contained in the Schedule 13G, Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P., and James E. Flynn are deemed to have the shared power to vote or direct the vote with respect to 10,000,000 Common Shares and is deemed to have the shared power to dispose or to direct the disposition with respect to 10,000,000 Common Shares, comprised of (a) 5,000,000 shares of common stock and (b) warrants to purchase 5,000,000 shares of common stock, exercisable currently or within 60 days of March 29, 2022. Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Partners, L.P., and James E. Flynn have their principal business office at 345 Park Avenue South, 12th Floor, New York, NY 10010.

(4)Based upon information set forth on Schedule 13G filed by Wasatch Advisors Inc. ("Wasatch") with the SEC on or about February 11, 2022. Based on information contained in the Schedule 13G, Wasatch is deemed to have the sole power to vote or direct the vote with respect to 9,339,046 Common Shares and is deemed to have the sole power to dispose or to direct the disposition with respect to 9,339,046 Common Shares, composed of (a) 6,386,263 shares of common stock and (b) warrants to purchase 2,952,783 shares of common stock, exercisable currently or within 60 days of March 29, 2022. Wasatch has its principal business office at 505 Wakara Way, Salt Lake City, UT 84108.

(5)Based upon information set forth on Schedule 13G filed by Heights Capital Management, Inc. (“Heights Capital”) and CVI Investments, Inc. (“CVI”) with the SEC on or about February 14, 2022 and the Company's records of warrants to purchase common stock. Heights Capital and CVI are deemed to have the shared power to vote or direct the vote with respect to 6,960,595 Common Shares and is deemed to have the shared power to dispose or to direct the disposition with respect to 6,960,595 Common Shares, comprised of (a) 1,460,595 shares of common stock based on the information contained in Schedule 13G and (b) warrants to purchase 5,500,000 shares of common stock, exercisable currently or within 60 days of March 29, 2022 based on the Company's records. Heights Capital have their principal business office at 101 California Street, Suite 3250, San Francisco, California 94111. CVI have their principal business office at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.

(6)Based upon information set forth on Schedule 13F filed by Sabby Management, LLC with the SEC on or about February 14, 2022 and Schedule 13G filed by Sabby Volatility Warrant Master Fund, Ltd, Sabby Management, LLC, and Hal Mintz with the SEC on or about January 5, 2022 and the Company's records of warrants to purchase common stock. Based on information contained in the Schedule 13F and the Company's records of warrants to purchase common stock, Sabby Volatility Warrant Master Fund, Ltd, Sabby Management, LLC, and Hal Mintz are deemed to have the shared power to vote or direct the vote with respect to 6,654,686 Common Shares and is deemed to have the shared power to dispose or to direct the disposition with respect to 6,654,686 Common Shares, comprised of (a) 940,400 shares of common stock and (b) warrants to purchase 5,714,286 shares of common stock, exercisable currently or within 60 days of March 29, 2022. Sabby Management, LLC and Hal Mintz both have their principal business office at 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458. Sabby Volatility Warrant Master Fund, Ltd. has their principal business office at c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

(7)Based upon the Company's records of warrants to purchase stock, Armistice Capital Master Fund Ltd holds warrants to purchase 6,071,429 shares of common stock, exercisable currently or within 60 days of March 29, 2022. Armistice Capital Master Fund Ltd has their principal business office at C/O Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(8)Based upon information set forth on Schedule 13F filed by Altium Capital Management LP on or about February 14, 2022 and the Company's records of warrants to purchase common stock. Based on information contained in the Schedule 13F and the Company's records of warrants to purchase common stock, Altium Capital Management LP are deemed to have power with respect to 5,230,070 Shares, comprised of (a) 2,515,785 shares of common stock and (b) warrants to purchase 2,714,285 shares of common stock, exercisable currently or within 60 days of March 29, 2022. Altium Capital Management LP has their principal business office at 152 W 57 ST FL20, New York, NY 10019.

(9)Based upon information set forth on Schedule 13G filed by BB Biotech AG (“BB Biotech”) and its wholly-owned subsidiary, Biotech Target N.V. (“Biotech Target”) with the SEC on or about February 11, 2022. Based on information contained in Schedule 13G, BB Biotech and Biotech Target are deemed to have the shared power to vote or direct the vote with respect to 4,477,964 Common Shares and is deemed to have the shared power to dispose or to direct the disposition with respect to 4,477,964 Common Shares. BB Biotech has their principal business office at Schwertstrasse 6, CH-8200 Schaffhausen, Switzerland and Biotech Target has their principal business office at Ara Hill Top Building, Unit A-5, Pletterijweg Oost 1, Curaçao.

(10)Based upon information set forth on Schedule 13G filed by Meditor Group Ltd (“Meditor Group”) and Meditor European Master Fund Ltd (“Meditor European”) with the SEC on or about January 12, 2022. Based on information contained in the Schedule 13G, Meditor Group and Meditor are deemed to have the shared power to vote or direct the vote with respect to 4,468,835 Common Shares and is deemed to have the shared power to dispose or to direct the disposition with respect to 4,468,835 Common Shares. Meditor Group and Meditor European both have their principal business office at Wessex House, 3rd Floor, 45 Reid Street, Hamilton HM12, Bermuda.

(11)Based upon information set forth on Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on or about February 10, 2022. Based on information contained in the Schedule 13G, Vanguard is deemed to have shared voting power with respect to 52,517 Common Shares, is deemed to have the sole power to dispose or to direct the disposition with respect to 3,680,414 Common Shares, and is deemed to have shared power to dispose or direct the disposition of 81,025 Common Shares, for an aggregate amount of beneficial shares owned of 3,761,439. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA, 19355.

(12)Consists of (a) 11,392 shares of common stock held, including 2,588 shares acquired in 2022 from Esperion's Employee Stock Purchase Plan ("ESPP") and (b) 46,875 shares of common stock which Mr. Koenig has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 29, 2022.

(13)Consists of (a) 19,534 shares of common stock held, including 1,899 shares acquired in 2022 from Esperion's ESPP, (b) 220,198 shares of common stock which Mr. Bartram has the right to acquire upon the exercise of outstanding options, exercisable on April 8, 2022, which was Mr. Bartram's last day with Esperion, and (c) 470 restricted stock units vesting by April 8, 2022.

(14) Consists of (a) 106,387 shares of common stock held as of May 17, 2021, the date Mr. Mayleben separated from the Company and based on his most recent Form 4, filed on January 28, 2021 with the SEC and the vesting conditions of his restricted stock units, (b) 5,787 shares of restricted stock units vested subsequent to May 17, 2021 per the separation agreement with Mr. Mayleben, (c) 262,959 shares of stock options exercised subsequent to May 17, 2021 and (d) 952,417 shares of common stock which Mr. Mayleben has the right to acquire upon the exercise of outstanding options exercisable. The amount of shares reported above does not consider purchases or disposals of the Company's stock made by Mr. Mayleben subsequent to May 17, 2021.

(15)Consists of (a) 12,495 shares of common stock held as of August 12, 2021, the date of Ms. Hall's termination from the Company and (b) 339,213 shares of common stock which Ms. Hall currently has the right to acquire upon the exercise of outstanding options exercisable. The amount of shares reported above does not consider purchases or disposals of the Company's stock made by Ms. Hall subsequent to August 12, 2021.

(16)Consists of (a) 16,073 shares of common stock held. (b) 65,100 shares of common stock which Dr. McGovern has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 29, 2022 and (c) 12,376 restricted stock units vesting within 60 days of March 29, 2022.

(17)Consists of (a) 11,073 shares of common stock held, (b) 65,100 shares of common stock which Dr. Gotto has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 29, 2022 and (c) 12,376 restricted stock units vesting within 60 days of March 29, 2022.

(18)Consists of (a) 19,392 shares of common stock held by Ms. Vitullo, (b) 45,100 shares of common stock which Ms. Vitullo has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 29, 2022 and (c) 12,376 restricted stock units vesting within 60 days of March 29, 2022.

(19)Consists of (a) 11,073 shares of common stock held, (b) 29,427 shares of common stock which Mr. Berkowitz has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 29, 2022 and (c) 12,376 restricted stock units vesting within 60 days of March 29, 2022.

(20)Consists of (a) 11,073 shares of common stock held, (b) 18,700 shares of common stock which Mr. Shepard has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 29, 2022 and (c) 12,376 restricted stock units vesting within 60 days of March 29, 2022.

(21)Consists of (a) 15,456 shares of common stock held by Ms. Woody and (b) 12,651 restricted stock units vesting within 60 days of March 29, 2022.

(22)Consists of (a) 8,585 shares of common stock held and (b) 12,986 restricted stock units vesting within 60 days of March 29, 2022 by Mr. Fuhrman.

(23) Includes shares held by the former Chief Executive Officer, former Chief Financial Officer, and former Chief Development Officer.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis
Our primary objective with respect to executive compensation is to attract and retain individuals who possess knowledge, experience and skills that we believe are important to our business of developing and commercializing oral therapies for the treatment of patients with elevated low-density lipoprotein cholesterol ("LDL-C"). Specifically, our executive compensation program is designed to:
•     attract and retain individuals with superior ability and managerial experience;

•     align our executive officers' incentives with our corporate strategies, business goals and the long-term interests and returns of our stockholders; and

•     increase incentives to achieve key strategic performance goals by linking incentive award opportunities to the achievement of performance goals and by providing a portion of the target total direct compensation opportunity for our executive officers in the form of ownership in the Company.

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the Summary Compensation Table below, or our "named executive officers," and all material factors relevant to an analysis of these policies and decisions. Our named executive officers during 2021 were:
•     Sheldon L. Koenig, our President and Chief Executive Officer and our former Chief Operating Officer

•     Tim M. Mayleben, our former President and Chief Executive Officer

•     Richard B. Bartram, our former Chief Financial Officer

•     JoAnne Foody, our Chief Medical Officer

•     Ashley Hall, our former Chief Development Officer

Management Changes
Our employment relationship with Tim Mayleben, the Company's former President and Chief Executive Officer, ended on May 17, 2021. Sheldon L. Koenig, the Company's former Chief Operating Officer, was hired as our new President and Chief Executive Officer, effective May 18, 2021. Our employment relationship with Richard B. Bartram, the Company's Chief Financial Officer, ended on April 8, 2022. On June 28, 2021, the Board determined that the duties and responsibilities of Ashley Hall had evolved such that she was no longer considered an executive officer of the Company and on August 12, 2021, the employment relationship with Ashley Hall ended.

JoAnne Foody, MD, FACC, FAHA, was hired as our Chief Medical Officer in June 28, 2021. Benjamin Looker was hired as our General Counsel on January 1, 2022. Eric Warren, the Company's former Vice President, U.S. Sales and Marketing, was promoted to be our Chief Commercial Officer on March 1, 2022. Each individual was determined to be an “executive officer” as such term is defined under Rule 3b-7 under the Exchange Act, and an “officer” as such term is defined under Rule 16a-1(f) of the Exchange Act.

Consideration of 2021 Advisory Vote on Executive Compensation
At our 2021 Annual Meeting of Stockholders, we conducted our annual non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, in accordance with Section 14A of the Exchange Act. The 2021 say-on-pay vote received strong support from our stockholders, with approximately 92% of the votes cast on this proposal voted in support of the compensation paid to our named executive officers. While this vote is considered to be a non-binding advisory vote, our compensation committee and Board of Directors carefully consider the voting results. Given the strong level of support evidenced by the 2021 say-on-pay vote, our compensation committee decided to maintain our general approach to executive compensation and made no significant changes to our executive compensation program during 2021. However, the compensation committee will continue to monitor the executive compensation program to ensure it aligns the interests of our named executive officers with the interests of our stockholders and adequately addresses any stockholder concerns that may be expressed in future votes.
Consistent with the recommendation of our Board and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future “say-on-pay” votes conducted at our 2016 Annual Meeting of Stockholders, our stockholders will have an opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers on an annual basis.
Executive Summary
Esperion is a pharmaceutical company singularly focused on developing and commercializing accessible, oral, once-daily, non-statin medicines for patients struggling with elevated low-density lipoprotein cholesterol, or LDL-C. Through commercial execution and advancement of our CLEAR Outcomes trial and pre-clinical pipeline, we continue to evolve into a differentiated, global cardiometabolic biotech. Our team of lipid experts are dedicated to lowering bad cholesterol through the discovery, development and commercialization of innovative medicines and their combinations with established medicines. Our first two products were approved by the U.S. Food and Drug Administration, or FDA, European Medicines Agency, or EMA, and Swiss Agency for Therapeutic Products, or Swissmedic, in 2020. Bempedoic acid and the bempedoic acid / ezetimibe combination tablet are oral, once-daily, non-statin, LDL-C lowering medicines for patients with atherosclerotic cardiovascular disease, or ASCVD, or heterozygous familial hypercholesterolemia, or HeFH.
The goal of our compensation committee is to ensure that our executive compensation program is aligned with the interests of our stockholders and our business goals and that the total compensation paid to each of our named executive officers is fair, reasonable and competitive. The key elements of our executive compensation program include:
•     base salary, to enable us to attract and retain the talent needed to continue to drive our business;

•     an annual cash incentive plan, tied to the achievement of pre-determined quantitative and qualitative corporate performance goals; and

•     long-term incentive compensation in the form of equity awards, which are typically subject to multi-year vesting based on continued service and are a combination of stock options, which only have value if the market price of our common stock increases, and RSUs.

We target the total cash compensation for our named executive officers with reference to the median of the competitive market. In addition, in accordance with our “pay-for-performance” philosophy, a significant portion of executive compensation is performance-based, subject to increase when results exceed corporate goals and reduction when results fall below our target goal levels. We consider stock options to be performance-based compensation because they only have intrinsic value if the market price of our common stock increases over time.
Our executive compensation program incorporates the following best practices:
•     a significant portion of our named executive officers' total compensation opportunity is based on performance;

•     no named executive officer is entitled to “single-trigger” cash severance payments;

•     no named executive officer is entitled to receive any tax “gross-up” payments or reimbursements;

•     we do not allow repricing of stock options without stockholder approval;

•     our compensation committee retains independent compensation consultants to assist it in discharging its responsibilities on executive compensation; and

•     our compensation committee regularly reviews our compensation programs to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk taking.

2021 Business Highlights
During 2021, we made significant progress on our commercial, clinical, development and business goals and achieved several important milestones, including the following:
•    in April, we expanded our partnership with Daiichi Sankyo Group, granting them exclusive commercialization rights to bempedoic acid and the bempedoic acid / ezetimibe combination tablet in South Korea, Taiwan, Hong Kong, Thailand, Vietnam, Brazil, Macao, Cambodia and Myanmar with the possibility for expansion into additional territories. We received an upfront cash payment as well as additional sales milestone rewards and royalties;

•    in April, we announced the peer reviewed publication of the key design paper outlining the baseline characteristics of the enrolled patient population, rationale and design of the CLEAR Outcomes trial evaluating NEXLETOL in patients with documented statin intolerance, the first and only cardiovascular outcomes trial to exclusively study this patient population at high risk of cardiovascular disease, in the May 2021 issue of the American Heart Journal;

•    in April, we exercised the third and final tranche of the Oberland Capital RIPA Agreement, bolstering the balance sheet with $50 million;

•    in October, we announced a transformative strategic plan to optimize Esperion’s organizational structure and market approach for better alignment with the current environment in order to support long-term growth of NEXLETOL and NEXLIZET while generating $80 million in annualized expense savings;

•    in November, we exchanged $15 million aggregate principal amount of our 4.00% Convertible Senior Subordinated Notes due 2025 for shares of our common stock, thereby reducing our cash interest expense and strengthening our balance sheet;

•    in December, we closed a $225 million public offering and received net proceeds of approximately $208.7 million, after deducting underwriting discounts and commissions and estimated offering expenses, extending cash runway for the foreseeable future beyond the CVOT read-out;

•    in December, we achieved 85% major adverse cardiovascular events, or MACE, Accumulation in our CLEAR Outcomes trial; and

•    continued European rollout of NILEMDO® and NUSTENDI® with partner Daiichi Sankyo; with 45,000 European patients on therapy as of December 2021.

Determining and Setting Executive Compensation
Our executive compensation program is designed to attract, motivate and retain qualified and talented executives, create incentives for them to achieve our business and development goals and reward them for superior short-term and long-term performance. In particular, our executive compensation program is intended to reward the achievement of specified pre-established quantitative and qualitative corporate performance goals and individual performance goals and to align the interests of our named executive officers with those of our stockholders.
Our compensation committee is primarily responsible for developing and implementing our compensation policies and establishing and approving the compensation for our executive officers. The compensation committee oversees our compensation and benefit plans and policies, administers our equity incentive plans and reviews and approves annually all compensation decisions relating to our executive officers, including our CEO. Our compensation committee operates under a written charter adopted by our Board, which provides that the compensation committee has overall responsibility for:
•     periodically reviewing and assessing our processes and procedures for the consideration and determination of executive compensation;

•     reviewing and approving grants and awards under incentive-based compensation plans and equity-based plans; and

•     determining the type and level of compensation of our CEO and our other executive officers.

In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our stockholders and our ability to attract and retain qualified and committed individuals. In determining the appropriate compensation levels for our CEO, the compensation committee meets outside the presence of our CEO and other executive officers. With respect to the compensation levels of our other executive officers, the compensation committee meets outside the presence of all executive officers except our CEO, CFO and General Counsel. Our CEO annually reviews the performance of each of the other named executive officers with the compensation committee.
Our compensation committee has the authority under its charter to engage the services of consulting firms or other outside advisors to assist it in designing our compensation programs and in making compensation decisions. In 2021, our compensation committee engaged Compensia as its compensation consultant. Our compensation committee has assessed the independence of Compensia consistent with NASDAQ listing standards and has concluded that the engagement of Compensia does not raise any conflict of interest. In addition, the Company provides data for and subscribes to “off-the-shelf” surveys produced by Radford, an Aon Hewitt Company, which our management team uses for non-executive compensation and benefits planning purposes.
Competitive Market Data
In evaluating the total compensation of our named executive officers, our compensation committee, using information gathered by Compensia, establishes as a reference source a peer group of publicly traded, national and regional companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:
•     industry;

•     size (market capitalization);

•     development stage of lead product candidate; and

•     similarity/relevance (small molecule, therapeutic area, etc.).

Our compensation committee annually evaluates the composition of our peer group and adjusts its composition for factors such as recent acquisitions of peer companies, new markets that we have entered or changes in the technology market landscape. Based on these criteria, our peer group for 2021, referred to as our 2021 peer group, was approved by our compensation committee and was comprised of the companies listed below. We believe that our 2021 peer group continues to be aligned with our strategic vision and positions us to attract, retain and engage high performing leaders:

• Acceleron Pharma, Inc.	• Biohaven Pharmaceutical Holding Company Ltd	• Intercept Pharmaceuticals, Inc.
• Aerie Pharmaceuticals, Inc.	• Clovis Oncology, Inc.	• Intra-Cellular Therapies Inc.
• Agios Pharmaceuticals, Inc.	• Epizyme, Inc.	• Omeros Corporation
• Akebia Therapeutics, Inc.	• Flexion Therapeutics	• Puma Biotechnology, Inc.
• Amarin Corporation	• Global Blood Therapeutics, Inc.	• Ultragenyx Pharmaceutical, Inc.
• Amicus Therapeutics, Inc.	• Insmed, Inc.	• Vanda Pharmaceuticals, Inc.

We believe that the compensation practices of our 2021 peer group provided the compensation committee with an appropriate understanding of the competitive market when evaluating and determining the compensation of our named executive officers during 2021. However, due to the nature of our business, we compete for executive talent with many public companies, including pharmaceutical companies, that are larger and more established than we are or that possess greater resources than we do, or with smaller private companies that may be able to offer greater equity compensation potential, as well as with prestigious academic and non-profit institutions. In addition, while we generally target total direct compensation at the 50th percentile of compensation paid to similarly situated executives at the companies in our 2021 peer group, the assessment of our compensation practices against the competitive market (based on the peer group data) is just one of several factors that inform our compensation committee's judgment in setting executive compensation. Our executive compensation decisions are made on a case-by-case basis and comparability to specific percentile rankings do not, in and of themselves, determine individual target compensation opportunities. Although our compensation committee uses the 50th percentile as a reference, it also considers other factors, including market conditions, the recommendation of our CEO with respect to executive officers other than himself, the experience level of the named executive officer and their performance against established corporate goals, in determining actual compensation amounts.
Other Key Performance Factors in Determining Executive Compensation
In determining the performance factors for 2021 in the beginning of 2021, the compensation committee considered the following performance factors when determining the compensation of our named executive officers, as more fully described below:

•     net product sales of NEXLETOL and NEXLIZET in the U.S.;

•     research and development achievements which advance the development of the bempedoic acid / ezetimibe combination tablet and bempedoic acid;

•     the achievement of regulatory goals; and

•     the establishment and maintenance of key business activities and strategic relationships, which include financings.

These performance factors are considered by our compensation committee in connection with our annual performance reviews described below and are a critical component in the determination of annual cash and equity incentive awards for our named executive officers.
Annual Compensation Decisions
Our compensation committee conducts an annual performance review of each of our named executive officers and approves the target compensation opportunity of each named executive officer based, in part, on this review. During the first quarter of each year, annual corporate goals are determined by our Board and set forth in writing. Before the end of each year, our compensation committee determines cash incentive compensation award amounts for such year as well as the compensation levels for each named executive officer for the following year after carefully reviewing overall corporate goals, and determining achievement of the established corporate goals.
Any merit-based increases in base salary and the size of equity awards are based on the achievement of these corporate performance goals and individual performance goals, a review of competitive market data (based on our peer group), and consideration of the other factors described above. Cash awards made under our 2021 annual cash incentive compensation program were based upon achievement of the corporate goals approved by our Board.
During the last quarter of each year, our CEO evaluates our corporate performance and each of our other named executive officer's individual performance, as compared to the pre-established corporate goals and the named executive officer’s individual goals for that year. Based on this evaluation, our CEO recommends to our compensation committee any increases in base salary, annual equity awards and/or cash awards under our annual cash incentive compensation program. Our compensation committee, with input from our Board, evaluates our CEO’s individual performance and determines whether to adjust his base salary, grant him an annual equity award and/or make a cash award under our annual cash incentive compensation program.
Typically, our compensation committee grants annual equity awards, and determines adjustments to base salary and the amount of any annual cash incentive compensation award, at its last regularly scheduled meeting of the year. Our compensation committee may also review the compensation of our named executive officers throughout the course of the year. With respect to year-end reviews, any adjustments to base salary are effective at the beginning of the following year.
Executive Compensation Components
The primary elements of our executive compensation program are base salary, annual cash incentive compensation opportunities, annual equity incentive awards and broad-based health and welfare benefits programs. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. With the exception of our 2021 annual cash incentive compensation program, we do not have any pre-established target levels for allocations or apportionment by type of compensation.

Annual Cash Compensation
Base Salary
We provide base salaries to our named executive officers to compensate them with a fair and competitive base level of compensation for services rendered during the year. Typically, our compensation committee determines the base salary for each named executive officer based on his or her responsibilities and experience, as well as the recommendation of our CEO for named executive officers other than himself, and the other factors described above. In addition, our compensation committee reviews and considers the level of base salary paid by companies in our 2021 peer group for similar positions.
The table below sets forth the adjustments to base salary, in dollars and as an approximate percentage, for each of our named executive officers serving at the beginning of 2020:

Name	2020 Base Salary ($)	2021 Base Salary ($)	Increase (%)
Sheldon L. Koenig (1)	510,000	600,000	18%
Richard B. Bartram (2)	400,000	420,000	5%
JoAnne Foody (3)	—	505,000	—%
Tim M. Mayleben (4)	700,000	700,000	—%
Ashley Hall (5)	435,000	435,000	—%

(1)Mr. Koenig joined the Company as our Chief Operating Officer on December 15, 2020 and his annualized base salary for 2020 was $510,000 which was determined based on an evaluation of base salaries for executives in similar positions in our 2020 peer group and Mr. Koenig's experience and qualifications. On May 18, 2021, Mr. Koenig became our President and Chief Executive Officer. The 2021 base salary above reflects his annualized salary had Mr. Koenig been our President and Chief Executive Officer for the full year.
(2)Mr. Bartram received a base salary increase on June 1, 2021. The 2021 base salary above reflects his annualized salary had Mr. Bartram received the June 1, 2021 base salary increase for the full year.

(3)Dr. Foody joined the Company as our Chief Medical Officer on June 28, 2021. Her 2021 base salary above of $505,000 which was determined based on an evaluation of base salaries for executives in similar positions in our 2021 peer group and Dr. Foody's experience and qualifications, reflects her annualized salary had Dr. Foody been our Chief Medical Officer for the full year.

(4)On May 17, 2021, the employment relationship with Tim M. Mayleben ended. The base salary for 2021 above reflects the annualized salary had Mr. Mayleben been employed for the full year.
(5)On August 12, 2021, the employment relationship with Ashley Hall ended. The base salary for 2021 above reflects the annualized salary has Ms. Hall been employed for the full year.

Annual Cash Incentive Compensation
In 2021, eligible employees, including our named executive officers, had the opportunity to earn cash bonuses under our 2021 cash incentive compensation program, based upon our achievement of the 2021 corporate performance goals approved by our compensation committee, and, for our eligible employees other than our named executive officers, based on their achievement of their individual performance goals, each as determined by the compensation committee. Each of our named executive officers are given a target annual cash incentive opportunity, expressed as a percentage of their annual base salary. Our named executive officer's 2021 annual cash incentive award was determined based upon the achievement of corporate performance criteria and is described more fully below.
In December 2021, our CEO evaluated our corporate performance against the 2021 corporate goals approved by our compensation committee. Based on this evaluation, our CEO recommended cash bonus payments under our 2021 cash incentive compensation program for each named executive officer other than himself. Also, in December 2021, the compensation committee assessed our performance against the pre-established 2021 corporate base described below.

The 2021 base corporate performance goals approved by our compensation committee, the relative weightings assigned to each goal, our actual achievement during the year as a percentage of the target performance level and the weighted performance against these corporate goals for 2021, are set forth in the table below.

2021 Corporate Base Goals	Relative Weighting (%)	Actual Achievement for 2021 (as a % of target)	Weighted Performance (%)
Achieve annual NEXLETOL/NEXLIZET U.S. net product revenue goal	50	—	—
Support 1) Daiichi Sankyo Europe in the commercialization of NILEMDO and NUSTENDI in Europe to achieve their forecasted 2021 European net product revenue goal and 2) Otsuka in initiating their Phase 2 clinical studies in Japan	10	100	10
Manage 2021 operating cash spend to goal	10	100	10
Complete the rest of world, or ROW, deal in Q1 and access additional Oberland funds	10	100	10
Achieve 75% of positively adjudicated primary MACE-4 composite events and 95% of adjudicated primary MACE-3 composite events required for completion of the cardiovascular outcomes trial, or CVOT	10	100	10
Enhance Esperion Leadership role in lipid management in evaluating Value/Outcome Based Contracting strategies to strengthen collaboration and broaden coverage with Medicare Payers to achieve >75% formulary coverage by 2022

Capitalize on favorable Commercial and Med D Payer Coverage by executing a targeted geography-based strategic pull-through campaign specific to payer wins in collaboration with field sales Generate Real World Evidence (RWE) to address Utilization Management Criteria in quantifying and identifying opportunities to expand use of Nexletol/Nexlizet and to reduce out-of-pocket cost for patients
	10	100	10
Approved 2021 Corporate Base Performance Level	100		50

Our compensation committee, with input from the senior members of the management team and the board of directors, set certain of our 2021 corporate goals requiring a high level of effort and execution on the part of the named executive officers.
Based on the overall performance in 2021, our compensation committee determined that we had achieved 50% of our base corporate goals, resulting in payout of the portion of cash bonuses under our 2021 cash incentive compensation program based upon achievement of corporate goals at 50% of target to our named executive officers, taking into consideration the significant corporate achievements described above.
Mr. Mayleben and Ms. Hall were not eligible for the 2021 bonus as they separated from the Company in May and August 2021, respectively. Following its determination of achievement of the pre-determined corporate goals for named executive officers, the compensation committee approved cash bonuses for 2021 performance to our named executive officers who were eligible to receive bonuses, as follows:

Name	2021 Target Award (% of Base Salary)	2021 Target Award Opportunity ($)	2021 Actual Bonus Payment ($)	2021 Actual Bonus Payment (% of Target Award Opportunity)
Sheldon L. Koenig	50	300,000	150,000	50
Richard B. Bartram	40	168,000	84,000	50
JoAnne Foody	45	227,250	113,625	50

Long-Term Incentive Compensation
Long-term incentive compensation, in the form of equity awards, is granted to our named executive officers in the discretion of our compensation committee under the terms of our 2013 Plan. Equity awards granted to our named executive officers upon commencement of employment are typically granted under the terms of the 2017 Inducement Plan. Our compensation committee believes that equity awards that are subject to vesting over time can be an effective vehicle for aligning team and individual performance with the achievement of our longer-term strategic and financial goals, and with stockholders' interests. These equity awards are designed to:
•     reward demonstrated leadership and performance;

•     align our named executive officers' interests with those of our stockholders;

•     retain our named executive officers through the term of the awards;

•     maintain competitive levels of executive equity incentive compensation; and

•     motivate our named executive officers for outstanding future performance.

The market for qualified and talented executives in the biopharmaceutical industry is highly competitive and we compete for talent with many companies, including major pharmaceutical companies that have greater resources than we do. Accordingly, we believe long-term incentive compensation in the form of equity awards is a crucial component of any competitive executive compensation package we offer.
Our equity awards have been in the form of options to purchase shares of our common stock and RSUs. We typically grant equity awards to each of our named executive officers upon commencement of employment, annually in conjunction with our review of individual performance or in connection with a promotion or as a special incentive. We may also grant additional awards from time to time to our named executive officers to reward demonstrated leadership and performance, align our named executive officers' interests with those of our stockholders, retain our named executive officers, maintain competitive levels of executive equity incentive compensation and motivate our named executive officers for outstanding future performance.
All equity awards granted to our named executive officers are approved by our compensation committee and, other than equity awards granted to new hires, or those made in connection with a promotion, are typically granted as of the beginning of the year. The size of these equity awards varies among our named executive officers based on their positions and annual performance assessments. Additionally, our compensation consultant, Compensia, provides our CEO with an analysis of the equity awards given to employees, including the named executive officers, of our peer group. Our CEO then prepares a recommendation of the equity awards to be given to our employees, including our named executive officers, based on each individual officer’s performance and our overall company performance. Our compensation committee will then approve or modify that recommendation. All stock options granted to our named executive officers have exercise prices equal to the fair market value of our common stock on the date of grant, so that the recipient will not realize any value from their options unless our share price increases above the exercise price. Accordingly, this portion of our named executive officers' compensation is "at risk" and is directly aligned with stockholder value creation.

In addition, the stock options and RSUs granted to our named executive officers typically vest over four years, which we believe provides an incentive to our named executive officers to create value over the long-term and to remain with the Company. For additional information regarding the equity awards granted to our named executive officers, including the vesting terms of such awards, see the “2021 Outstanding Equity Awards at Fiscal Year-End Table” below.

In January 2021, based on the recommendation of our CEO as well as the peer group analysis conducted by Compensia, our compensation committee granted stock options and RSUs to Mr. Mayleben, Mr. Bartram, and Ms. Hall in connection with their 2020 performance as well as our overall company performance. Our compensation committee granted Mr. Mayleben an option to purchase 175,000 shares of our common stock, Mr. Bartram an option to purchase 50,000 shares of our common stock, and Ms. Hall an option to purchase 31,000 shares of our common stock. Our compensation committee also granted Mr. Bartram 5,000 RSUs and Ms. Hall 7,000 RSUs. The options and RSUs vest over a four year period in equal quarterly installments, the first of which will be May 15, 2021.

In January 2021, in connection with his hire with the Company, our compensation committee granted Mr. Koenig an option to purchase 150,000 shares of our common stock and 30,000 RSUs. The options and RSUs will vest over a four year period with 25% vesting on the one year anniversary of December 15, 2020 and the remainder in equal quarterly installments over the three year period thereafter. In May 2021, in connection with Mr. Koenig's promotion to President and Chief Executive Officer, our compensation committee granted Mr. Koenig an option to purchase 120,000 shares of our common stock and 20,000 RSUs. The options and RSUs vest over a four year period with 25% vesting on the one year anniversary of June 15, 2021 and the remainder in equal quarterly installments over the three year period thereafter.

In June 2021, in connection with her hire with the Company, our compensation committee granted Dr. Foody an option to purchase 88,692 shares of our common stock and 62,528 RSUs. The options and RSUs will vest over a four year period with 25% vesting on the one year anniversary of July 15, 2021 and the remainder in equal quarterly installments over the three year period thereafter.

In June 2021, in consultation with our compensation consultant, our compensation committee granted Mr. Bartram an option to purchase 37,500 shares of our common stock and 26,400 performance-based RSUs and granted Ms. Hall an option to purchase 26,900 shares of our common stock and 18,900 performance-based RSUs in connection with a retention program designed for certain company employees, including our named executive officers, to address underwater equity and provide additional long term incentive to essential employees to continue supporting the Company in achieving its goals, including reaching the top-line readout of our CLEAR Outcomes trial. The options vest over a four year period in equal quarterly installments, the first of which will be October 15, 2021. The performance-based RSUs will vest only if performance goals related to the Company's net U.S. sales are achieved over a two-year period beginning July 1, 2021. The actual number of units (if any) received under this award will depend on continued employment and actual performance over the two-year performance period.

In October 2021, in consultation with our compensation consultant, our compensation committee granted performance-based stock options and performance-based RSUs to Mr. Koenig, Mr. Bartram, and Dr. Foody in connection with a targeted retention program designed for certain company employees, including our named executive officers, to address underwater equity and provide additional long term incentive to essential employees of the Company to continue supporting the Company in achieving its goals, including reaching the top-line readout of our CLEAR Outcomes trial. Our compensation committee granted Mr. Koenig performance-based stock options to purchase 37,850 shares of our common stock and 26,700 performance-based RSUs. Our compensation committee granted Mr. Bartram performance-based stock options to purchase 26,500 shares of our common stock and 18,700 performance-based RSUs. Our compensation committee granted Dr. Foody performance-based stock options to purchase 31,850 shares of our common stock and 22,450 performance-based RSUs. The awards will vest 50% upon the public presentation of the results of the CVOT trial and 50% upon obtaining approval for cardiovascular risk reduction into the U.S. label.

In connection with the end of Mr. Mayleben's, Ms. Hall's, and Mr. Bartram's employment with the Company, all 2021 unvested equity awards were forfeited.

Employee Benefits
In addition to the primary elements of compensation described above, our named executive officers are also eligible to participate in broad-based employee benefits programs available to all of our employees, including health insurance, life and disability insurance and our 401(k) plan. We match, in cash, 50% of the contributions to the Esperion Therapeutics' 401(k) plan by our employees, including our named executive officers, up to a maximum of 6% of their base salary. The 401(k) match vests over a three year period as follows: on or after first anniversary of date of hire: 33%; on or after second anniversary of date of hire: 67%; on or after third anniversary of date of hire: 100%.
Severance and Change in Control Arrangements
We have entered into employment agreements with each of our named executive officers that provide for specified payments and benefits in connection with a termination of employment by the Company without cause or a resignation by the executive officer for good reason. Our goal in providing severance and change in control payments and benefits is to offer sufficient cash continuity protection such that our named executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to our named executive officers, rather than negotiating severance at the time that a named executive officer's employment terminates. We have also determined that accelerated vesting provisions with respect to time-based equity awards upon a change in control of the Company are appropriate in certain circumstances because they encourage our named executive officers to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. In addition, these employment agreements with our named executive officers contain non-solicitation, non-competition and confidentiality provisions. None of the employment agreements with our named executive officers provide for tax gross-ups or other reimbursement for tax amounts they might pay.
For a description of severance and change in control arrangements with our named executive officers, see "Employment Arrangements with our Named Executive Officers" and "Estimated Payments and Benefits upon Termination or Change in Control" below.
Other Compensation Policies
Hedging and Pledging Prohibitions
Our insider trading policy expressly prohibits short sales of our securities (including short sales "against the box”) and derivative transactions of our stock by our named executive officers, the non-employee members of our Board and specified other employees. Our insider trading policy expressly prohibits, without the advance approval of our audit committee, purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of or monetization transactions accomplished through the use of prepaid variable forwards, equity swaps, collars and exchange funds.
In addition, our insider trading policy expressly prohibits our named executive officers, the non-employee members of our Board and specified other employees from purchasing our securities on margin or borrowing against Company securities held in a margin account or, without the advance approval of our audit committee, pledging our securities as collateral for a loan or modifying an existing pledge.
Tax Considerations
None of our executive officers or non-employee members of our Board are entitled to a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Code. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax.
Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to “covered employees” of the Company. With respect to taxable years before January 1, 2018, remuneration in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m).
Under the Tax Cuts and Job Act of 2017, effective for taxable years that began after December 31, 2017, (1) the scope of Section 162(m) was expanded such that all named executive officers are “covered employees” and anyone who was a named executive officer in any year after 2016 will remain a covered employees for as long as he or she (or his or her beneficiaries) receive compensation from the Company and (2) the exception to the deduction limit for commission-based compensation and performance-based compensation was eliminated except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, compensation paid to our named executive officers in excess of $1 million will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above.
The compensation committee believes that stockholder interests are best served if the committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the compensation committee, while considering tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible, particularly in light of the expansion of the covered employee group and the elimination of the exception for performance-based compensation.

2021 Summary Compensation Table
The following table provides information regarding the compensation paid and awarded to or earned by our named executive officers for each of the fiscal years set forth below.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock awards ($) (1)	Option awards ($) (2)	Non-equity incentive plan compensation ($) (3)	All other compensation ($)		Total ($)
Sheldon L. Koenig	2021	565,909	(4)	—		1,619,698	5,427,619	150,000	13,000	(5)	7,776,226
President and Chief Executive Officer	2020	23,182	(6)	—		—	—	—	—		23,182
Richard B. Bartram	2021	411,667	(7)	—		922,306	1,895,559	84,000	9,750	(5)	3,323,282
	2020	400,000		—		461,584	1,470,247	120,000	9,750		2,461,581
Former Chief Financial Officer	2019	340,000		—		—	—	136,000	9,500		485,500
JoAnne Foody	2021	258,239	(8)	100,000	(9)	1,608,834	1,603,426	113,625	—		3,684,124
Chief Medical Officer
Tim M. Mayleben	2021	265,152	(10)	—		—	3,986,245	—	3,975,889	(11)	8,227,286
	2020	700,000		—		1,420,021	4,518,084	210,000	76,919		6,925,024
Former Chief Executive Officer	2019	625,000		—		—	—	375,000	80,850		1,080,850
Ashley Hall	2021	270,063	(12)	—		650,468	1,134,130	—	822,588	(13)	2,877,249
Former Chief Development Officer	2020	435,000		300,000		337,370	1,073,411	145,000	9,750		2,300,531

(1)Amount represent the aggregate grant date fair value of an RSU award computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to our financial statements in our Annual Report on Form 10-K filed with the SEC on February 22, 2022, for a discussion of our assumptions in determining the grant date fair values of equity awards. This amount does not correspond to the actual value that may be recognized by our named executive officers.

(2)Amounts represent the aggregate grant date fair value of option awards granted to our named executive officers computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to our financial statements in our Annual Report on Form 10-K filed with the SEC on February 22, 2022, for a discussion of our assumptions in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that may be recognized by our named executive officers.

(3)The amounts reported represent cash incentive awards made to our named executive officers under our annual incentive program. See "Compensation Discussion and Analysis—Annual Cash Compensation—Annual Cash Incentive Compensation" above for additional information.

(4)Mr. Koenig became President and Chief Executive Officer on May 17, 2021 with an annualized salary of $600,000. Prior to his appointment, Mr. Koenig earned an annualized salary of $510,000 in his previous role of Chief Operating Officer.

(5)Represents matching contributions to our 401(k) plan.

(6)Mr. Koenig joined the company as our Chief Operating Officer effective December 15, 2020. The amount reflected in the Salary column for 2020 is based upon an annualized base salary of $510,000.

(7)Mr. Bartram received a base salary increase to $420,000 on June 1, 2021.

(8)Dr. Foody joined the company as our Chief Medical Officer effective June 28, 2021. The amount reflected in the Salary column for 2021 is based upon an annualized base salary of $505,000.

(9)Dr. Foody received a one-time sign-on bonus of $100,000.

(10)The employment relationship with Mr. Mayleben ended on May 17, 2021. The amount reflected in the Salary column for 2021 is based upon an annualized base salary of $700,000.

(11)Consists of (1) $174,779 of base salary continuation for three months following termination in accordance with the separation agreement, (2) $9,975 of health care continuation associated with Mr. Mayleben's termination, (3) $40,385 of payments for accrued paid time off upon termination, (4) $3,719,616 of incremental fair value from the modification of Mr. Mayleben's equity awards in accordance with FASB ASC Topic 718 associated with the terms of his separation agreement (5) $5,425 in matching contributions to our 401(k) plan, (6) $22,500 in commuting allowances paid to Mr. Mayleben for expenses incurred for travel between his primary residence and our corporate headquarters and (7) $3,209 of other fringe benefits.
(12)The employment relationship with Ms. Hall ended on August 12, 2021. The amount reflected in the Salary column for 2021 is based upon an annualized base salary of $435,000.
(13)Consists of (1) $326,250 of base salary payments upon termination, which will be paid in equal installments over the nine-month period following the August 12, 2021 termination date, of which $164,938 was paid in 2021, (2) $12,219 of health care continuation for nine months associated with Ms. Hall’s termination, (3) $34,585 of payments for accrued paid time off upon termination, (4) $440,340 of incremental fair value from the modification of Ms. Hall's equity awards in accordance with FASB ASC Topic 718 associated with her termination and (5) $9,194 in matching contributions to our 401(k) plan.
2021 Grants of Plan-Based Awards Table
The following table shows information regarding grants of plan-based awards during the fiscal year end December 31, 2021, to our named executive officers.

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards: Target ($) (1)	Estimated future payouts under non-equity incentive plan awards: Maximum ($) (2)	All other stock awards: number of shares of stock or units (#)	All other options awards: number of securities underlying options (#)	Exercise or base price of equity awards ($/sh) (3)	Grant date fair value of stock and option awards ($) (4)
Sheldon L. Koenig	—	—	300,000	—	—	—	—
	1/28/2021	—	—	—	150,000	32.12	3,416,782
	5/17/2021	—	—	—	120,000	20.87	1,782,333
	10/29/2021	—	—	—	37,850	8.94	228,505
	1/28/2021	—	—	30,000	—	32.12	963,600
	5/17/2021	—	—	20,000	—	20.87	417,400
	10/29/2021	—	—	26,700	—	8.94	238,698
Richard B. Bartram	—	168,000	—	—	—	—	—
	1/28/2021	—	—	—	50,000	32.12	1,138,927
	6/28/2021	—	—	—	37,500	22.52	596,648
	10/29/2021	—	—	—	26,500	8.94	159,984
	1/28/2021	—	—	5,000	—	32.12	160,600
	6/28/2021	—	—	26,400	—	22.52	594,528
	10/29/2021	—	—	18,700	—	8.94	167,178
JoAnne Foody	—	227,250	—	—	—	—	—
	6/28/2021	—	—	—	88,692	22.52	1,411,143
	10/29/2021	—	—	—	31,850	8.94	192,282
	6/28/2021	—	—	62,528	—	22.52	1,408,131
	10/29/2021	—	—	22,450	—	8.94	200,703
Tim M. Mayleben	1/28/2021	—	—	—	175,000	32.12	3,986,245
Ashley Hall	1/28/2021	—	—	—	31,000	32.12	706,135
	6/28/2021	—	—	—	26,900	22.52	427,995
	1/28/2021	—	—	7,000	—	32.12	224,840
	6/28/2021	—	—	18,900	—	22.52	425,628
(1)Represents the target annual cash incentive award opportunities for each named executive officer under our 2021 annual incentive program as established by the compensation committee and described in "Compensation Discussion and Analysis" above. Actual payments made for 2021 are reported in the "Summary Compensation Table." There are no threshold amounts under our annual incentive program and, accordingly, that column has been omitted. There are no maximum amounts under our annual incentive program for named executive officers other than Mr. Koenig.

(2)Represents the maximum annual cash incentive award for Mr. Koenig under our 2021 annual incentive program. Mr. Koenig’s annual cash incentive award is based upon the achievement of corporate performance criteria and determined by the compensation committee.

(3)The exercise price of these stock options or base price for RSU awards was determined by the compensation committee and is equal to the closing price of the Company's common stock on the NASDAQ Global Market on the grant date.

(4)Amounts represent the grant date fair value of equity awards granted to our named executive officers computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to our financial statements in our Annual Report on Form 10-K filed with the SEC on February 22, 2022, for a discussion of our assumptions in determining the grant date fair values of equity awards. These amounts do not correspond to the actual value that may be recognized by our named executive officers.

2021 Outstanding Equity Awards at Year-End Table
The following table shows information regarding outstanding equity awards held at December 31, 2021, by our named executive officers.

		Option awards				Stock awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)
Sheldon L. Koenig	1/28/2021 (2)	37,500	112,500	32.12	1/28/2031	—	—
	5/17/2021 (3)	—	120,000	20.87	5/17/2031	—	—
	10/29/2021 (4)	—	37,850	8.94	10/29/2031	—	—
	1/28/2021 (2)	—	—	—	—	22,500	112,500
	5/17/2021 (3)	—	—	—	—	20,000	100,000
	10/29/2021 (4)	—	—	—	—	26,700	133,500
Richard B. Bartram	7/23/2013 (5)	15,000	—	17.11	7/23/2023	—	—
	12/20/2013 (5)	17,200	—	12.92	12/20/2023	—	—
	1/2/2015 (6)	30,000	—	41.23	1/2/2025	—	—
	3/18/2015 (6)	12,000	—	105.72	3/18/2025	—	—
	1/4/2016 (6)	25,000	—	21.65	1/4/2026	—	—
	1/3/2017 (6)	30,000	—	12.88	1/3/2027	—	—
	2/21/2017 (6)	6,500	—	24.42	2/21/2027	—	—
	1/2/2018 (6)	36,090	2,410	66.50	1/2/2028	—	—
	11/28/2018 (6)	9,000	3,000	52.38	11/28/2028	—	—
	1/2/2020 (6)	14,826	19,074	61.34	1/2/2030	—	—
	1/28/2021 (12)	9,375	40,625	32.12	1/28/2031	—	—
	6/28/2021 (13)	2,343	35,157	22.52	6/28/2031	—	—
	10/29/2021 (4)	—	26,500	8.94	10/29/2031	—	—
	1/2/2020 (7)	—	—	—	—	4,235	21,175
	1/28/2021 (12)	—	—	—	—	4,064	20,320
	6/28/2021 (8)	—	—	—	—	26,400	132,000
	10/29/2021 (4)	—	—	—	—	18,700	93,500
JoAnne Foody	6/28/2021 (9)	—	88,692	22.52	6/28/2031	—	—
	10/29/2021 (4)	—	31,850	8.94	10/29/2031	—	—
	6/28/2021 (9)	—	—	—	—	62,528	312,640
	10/29/2021 (4)	—	—	—	—	22,450	112,250
Tim M. Mayleben (14)	7/23/2013 (6)	190,000	—	17.11	7/23/2023	—	—
	12/20/2013 (6)	40,000	—	12.92	8/17/2023	—	—
	1/2/2015 (6)	92,000	—	41.23	8/17/2023	—	—
	3/18/2015 (6)	36,800	—	105.72	8/17/2023	—	—
	1/4/2016 (6)	30,000	—	21.65	8/17/2023	—	—

		Option awards (continued)				Stock awards (continued)
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)
Tim M. Mayleben (continued)	1/3/2017 (6)	140,000	—	12.88	8/17/2023	—	—
	2/21/2017 (6)	171,100	—	24.42	8/17/2023	—	—
	1/2/2018 (10)	100,305	6,695	66.50	8/17/2023	—	—
	11/28/2018 (10)	82,500	—	52.38	8/17/2023	—	—
	1/2/2020 (10)	45,570	6,510	61.34	8/17/2023	—	—
	1/28/2021 (12)	10,937	—	32.12	8/17/2023	—	—
	1/2/2020 (10)	—	—	—	—	5,787	28,935
Ashley Hall (15)	8/19/2015 (11)	150,000	—	57.54	2/12/2023	—	—
	1/4/2016 (5)	20,000	—	21.65	2/12/2023	—	—
	1/3/2017 (6)	27,000	—	12.88	2/12/2023	—	—
	2/21/2017 (6)	100,000	—	24.42	2/12/2023	—	—
	1/2/2018 (6)	12,250	—	66.5	2/12/2023	—	—
	11/28/2018 (6)	18,750	—	52.38	2/12/2023	—	—
	1/2/2020 (6)	9,276	—	61.34	2/12/2023	—	—
	1/28/2021 (12)	1,937	—	32.12	2/12/2023	—	—
(1)The market value of the unvested units is calculated based on the number of unvested units at December 31, 2021, and the closing market price of the Company's stock on December 31, 2021, the last trading day of 2021, of $5.00 per share.

(2)The grants vests over a four-year period, with 25% of the shares vesting on the one-year anniversary of December 15, 2020, and 1/16th vesting on each quarterly anniversary of such date thereafter, subject to continued employment through each such date.

(3)The grants vests over a four-year period, with 25% of the shares vesting on the one-year anniversary of June 15, 2021, and 1/16th vesting on each quarterly anniversary of such date thereafter, subject to continued employment through each such date.

(4)These performance-based grants vest 50% upon the CVOT public presentation of results and 50% upon obtaining approval for cardiovascular risk reduction into the U.S. label.

(5)The option vests over a four-year period following the grant date with 25% of the shares underlying each option vesting on the one-year anniversary of the grant date and 1/16th vesting on each quarterly anniversary of such date thereafter, subject to continued employment through each such date.

(6)The options vest over a four-year period following the grant date in equal quarterly installments, subject to continued employment through each such date.

(7)The RSUs vest over a four-year period following the grant date in equal quarterly installments, subject to continued employment through each such date.

(8) These grants are performance-based restricted stock units that will vest only if performance goals related to the Company's net sales are achieved over a two-year period beginning July 1, 2021.

(9)The grants vests over a four-year period, with 25% of the shares vesting on the one-year anniversary of July 15, 2021, and 1/16th vesting on each quarterly anniversary of such date thereafter, subject to continued employment through each such date.

(10)The options originally vested over a four-year period following the grant date in equal quarterly installments, subject to continued employment through each such date. Per the CEO Departure Agreement, Mr. Mayleben continues to vest during the 9 month period of his consulting arrangement following his departure.

(11)The option vests over a four-year period with 25% of the shares underlying the option vesting on the one-year anniversary of August 4, 2016, and 1/16th vesting on each quarterly anniversary of such date thereafter, subject to continued employment through each such date.

(12)These grants vest over a four-year period in equal quarterly installments, the first of which will be May 15, 2021, subject to continued employment through such date.

(13)These grants vest over a four-year period in equal quarterly installments, the first of which will be October 15, 2021, subject to continued employment through such date.

(14) Mr. Mayleben's last day with Esperion was May 17, 2021. The option expiration dates reflected in the table are based on his Departure agreement.

(15)Ms. Hall's last day with Esperion was August 12, 2021. The option expiration dates reflected in the table were modified upon her termination.

2021 Option Exercises and Stock Vested Table
The following table shows information regarding exercised stock options and RSU awards that vested during the year ended December 31, 2021.

	Option Awards		RSU Awards Vested
Name	Number of shares acquired on exercise	Value realized on exercise ($) (1)	Number of shares vested	Value realized on vest date ($) (2)
Sheldon Koenig	—	—	7,500	40,125
Richard Bartram	—	—	2,816	55,146
JoAnne Foody	—	—	—	—
Tim Mayleben	262,959	2,144,737	4,341	112,866
Ashley Hall	—	—	1,466	35,792
(1)The amount reported was calculating by multiplying the number of shares exercised by the difference between the option grant exercise price and the stock price upon exercise.

(2)The amount reported was calculated by multiplying the number of shares acquired on vesting by the closing price of the Company's common stock on the vesting date.
Pension Benefits
None of our named executive officers participates in or has an account balance in qualified or non-qualified defined benefit plans sponsored by us.
Non-Qualified Deferred Compensation
None of our named executive officers participates in or has an account balance in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Arrangements with Our Named Executive Officers

Employment Agreements
We have entered into amended and restated employment agreements with each of our named executive officers. Except as noted below, these amended and restated employment agreements provide for "at will" employment.
Mr. Koenig
On May 18, 2021, we entered into an amended and restated employment agreement with Mr. Koenig. Mr. Koenig receives an annual base salary of $600,000. Pursuant to the terms of his employment agreement, Mr. Koenig is also eligible to receive an annual performance bonus, with a target amount equal to 50% of his annual base salary. Mr. Koenig is also eligible to participate in the Company's employee benefit plans, subject to the terms of such plans. Pursuant to his employment agreement, in the event that Mr. Koenig’s employment is terminated by the Company without "cause" (as defined in the employment agreement) or he resigns his employment for “good reason” (as defined in the employment agreement), subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, he is entitled to receive (i) an amount equal to twelve months of his then-current annual base salary, payable in twelve monthly installments, and (ii) if he is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of twelve months following termination or the end of his COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In the event of a "sale event" (as defined in the employment agreement), all stock options and other stock-based awards with time-based vesting held by Mr. Koenig will immediately accelerate and become exercisable or non-forfeitable as of the date of the sale event. In the event that Mr. Koenig’s employment is terminated by the Company without cause or he resigns his employment for "good reason" (as defined in the employment agreement), in either case within a 12 month period following a sale event, subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, he is entitled to receive (i) an amount equal to one and a half times his then-annual base salary, plus his target bonus, payable in lump sum within 60 days after the date of termination, and (ii) if he is participating in our group health plan immediately prior to his termination, a cash payment equal to the amount that we would have made to provide health insurance to him had he remained employed with us for 18 months following termination. In addition, Mr. Koenig has entered into an employee non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of his employment and for one year thereafter.

Mr. Bartram
On May 14, 2015, we entered into an employment agreement with Mr. Bartram. Mr. Bartram received an annual base salary of $420,000. Pursuant to the terms of his employment agreement, Mr. Bartram was also eligible to receive an annual performance bonus, with a target amount equal to 40% of his annual base salary. Mr. Bartram was also eligible to participate in the Company's employee benefit plans, subject to the terms of such plans. Pursuant to his employment agreement, in the event that Mr. Bartram’s employment was terminated by the Company without "cause" (as defined in the employment agreement), subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, he was entitled to receive (i) an amount equal to nine months of his then-current annual base salary, payable in nine monthly installments, and (ii) if he were participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of nine months following termination or the end of his COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In the event of a "sale event" (as defined in the employment agreement), all stock options and other stock-based awards with time-based vesting held by Mr. Bartram would immediately accelerate and become exercisable or non-forfeitable as of the date of the sale event. In the event that Mr. Bartram’s employment was terminated by the Company without cause or he resigned his employment for "good reason" (as defined in the employment agreement), in either case within a 12 month period following a sale event, subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, he was entitled to receive (i) an amount equal to his then-annual base salary, plus his target bonus, payable in lump sum within 60 days after the date of termination, and (ii) if he were participating in our group health plan immediately prior to his termination, a cash payment equal to the amount that we would have made to provide health insurance to him had he remained employed with us for 12 months following termination. In addition, Mr. Bartram has entered into an employee non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of his employment and for one year thereafter.

Ms. Foody
On June 28, 2021, we entered into an employment agreement with Ms. Foody. Ms. Foody receives an annual base salary of $505,000. Pursuant to the terms of her employment agreement, Ms. Foody is also eligible to receive an annual performance bonus, with a target amount equal to 45% of her annual base salary. Ms. Foody is also eligible to participate in the Company's employee benefit plans, subject to the terms of such plans. Pursuant to her employment agreement, in the event that Ms. Foody’s employment is terminated by the Company without "cause" (as defined in the employment agreement), subject to her execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, she is entitled to receive (i) an amount equal to nine months of her then-current annual base salary, payable in nine monthly installments, and (ii) if she is participating in our group health plan immediately prior to her termination, a monthly cash payment until the earlier of nine months following termination or the end of her COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to her had she remained employed with us. In the event that Ms. Foody’s employment is terminated by the Company without cause or she resigns her employment for "good reason" (as defined in the employment agreement), in either case within a 12 month period following a sale event, subject to her execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, she is entitled to receive (i) an amount equal to her then-annual base salary, plus her target bonus, payable in lump sum within 60 days after the date of termination, and (ii) if she is participating in our group health plan immediately prior to her termination, a cash payment equal to the amount that we would have made to provide health insurance to her had she remained employed with us for 12 months following termination. In addition, Ms. Foody has entered into an employee non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of her employment and for one year thereafter.

Mr. Mayleben
On May 14, 2015, we entered into an employment agreement with Mr. Mayleben. Mr. Mayleben received an annual base salary of $700,000. Pursuant to the terms of his employment agreement, Mr. Mayleben was also eligible to receive an annual performance bonus, with a target amount equal to 60% of his annual base salary. Mr. Mayleben was also eligible to participate in our employee benefit plans, subject to the terms of such plans. Pursuant to his employment agreement, in the event that Mr. Mayleben’s employment was terminated by the Company without "cause" (as defined in the employment agreement) or he resigned his employment for "good reason" (as defined in the employment agreement), subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, Mr. Mayleben was entitled to receive (i) severance in an amount equal to his then-current annual base salary, payable in 12 monthly installments, and (ii) if he was participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of 12 months following termination or the end of his COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us. In the event of a "sale event" (as defined in the employment agreement), all stock options and other stock-based awards with time-based vesting held by Mr. Mayleben would immediately accelerate and become exercisable or non-forfeitable as of the date of the sale event. In the event that his employment was terminated by the Company without cause or he resigns his employment for good reason, in either case within a 12 month period following a sale event, subject to his execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, Mr. Mayleben was entitled to receive (i) an amount equal to one and a half times his then-annual base salary, plus his target bonus, payable in lump sum within 60 days after the date of termination, and (ii) if he was participating in our group health plan immediately prior to his termination, a cash payment equal to the amount that we would have made to provide health insurance to him had he remained employed with us for 18 months following termination. In addition, Mr. Mayleben has entered into an employee non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of his employment and for one year thereafter.

Ms. Hall
On August 28, 2015, we entered into an employment agreement with Ms. Hall. Ms. Hall received an annual base salary of $435,000. Pursuant to the terms of her employment agreement, Ms. Hall was also eligible to receive an annual performance bonus, with a target amount equal to 45% of her annual base salary. Ms. Hall was also eligible to participate in the Company's employee benefit plans, subject to the terms of such plans. Pursuant to her employment agreement, in the event that Ms. Hall’s employment was terminated by the Company without "cause" (as defined in the employment agreement), subject to her execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, she was entitled to receive (i) an amount equal to nine months of her then-current annual base salary, payable in nine monthly installments, and (ii) if she was participating in our group health plan immediately prior to her termination, a monthly cash payment until the earlier of nine months following termination or the end of her COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to her had she remained employed with us. In the event that Ms. Hall’s employment was terminated by the Company without cause or she resigned her employment for "good reason" (as defined in the employment agreement), in either case within a 12 month period following a sale event, subject to her execution and non-revocation of a separation agreement that includes a customary release of claims in favor of the Company, she was entitled to receive (i) an amount equal to her then-annual base salary, plus her target bonus, payable in lump sum within 60 days after the date of termination, and (ii) if she was participating in our group health plan immediately prior to her termination, a cash payment equal to the amount that we would have made to provide health insurance to her had she remained employed with us for 12 months following termination. In addition, Ms. Hall has entered into an employee non-competition, non-solicitation, confidentiality and assignment agreement that contains, among other things, non-competition and non-solicitation provisions that apply during the term of her employment and for one year thereafter.

Estimated Payments and Benefits Upon Termination or Change in Control
The amount of compensation and benefits payable to each of our named executive officers in various termination of employment and change in control situations, assuming that the triggering event occurred on December 31, 2021, has been estimated in the tables below. The closing price of the Company's common stock on the NASDAQ Stock Market as of December 31, 2021, the last trading day of 2021, was $5.00 per share. The value of the unvested stock options was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2021, by the difference between the closing price of the Company's common stock as of December 31, 2021, and the exercise price for such unvested option shares. The value of the unvested RSUs was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 31, 2021 by the closing price of the Company's common stock as of December 31, 2021.
Mr. Koenig
The following table sets forth the potential payments and benefits upon employment termination or a sale event for Sheldon L. Koenig, the Company's President and Chief Executive Officer, as if the triggering event occurred on December 31, 2021.

Executive benefits and payment upon termination	Voluntary resignation not for good reason ($)	Voluntary resignation for good reason ($)	Termination by Company without cause ($)	Termination by Company for cause ($)	Upon a sale event ($)	Termination by Company without cause or voluntary resignation for good reason within 12 months following a sale event ($)
Compensation:
Base salary	—	600,000	600,000	—	—	900,000
Cash incentive bonus	—	—	—	—	—	300,000
Equity awards unvested and accelerated	—	—	—	—	346,000	—
Benefits and Perquisites:
Health care continuation	—	16,292	16,292	—	—	24,438
Total	—	616,292	616,292	—	346,000	1,224,438

Mr. Bartram
The following table sets forth the potential payments and benefits upon employment termination or a sale event for Richard B. Bartram, the Company's Chief Financial Officer, as if the triggering event occurred on December 31, 2021. The Company's employment relationship with Mr. Bartram ended on April 8, 2022 with no payments and benefits due.

Executive benefits and payment upon termination	Voluntary resignation not for good reason ($)	Voluntary resignation for good reason ($)	Termination by Company without cause ($)	Termination by Company for cause ($)	Upon a sale event ($)	Termination by Company without cause or voluntary resignation for good reason within 12 months following a sale event ($)
Compensation:
Base salary	—	—	315,000	—	—	420,000
Cash incentive bonus	—	—	—	—	—	168,000
Equity awards unvested and accelerated	—	—	—	—	266,995	—
Benefits and Perquisites:
Health care continuation	—	—	12,219	—	—	16,292
Total	—	—	327,219	—	266,995	604,292
Ms. Foody
The following table sets forth the potential payments and benefits upon employment termination or a sale event for JoAnne Foody, the Company's Chief Medical Officer, as if the triggering event occurred on December 31, 2021.

Executive benefits and payment upon termination	Voluntary resignation not for good reason ($)	Voluntary resignation for good reason ($)	Termination by Company without cause ($)	Termination by Company for cause ($)	Upon a sale event ($)	Termination by Company without cause or voluntary resignation for good reason within 12 months following a sale event ($)
Compensation:
Base salary	—	—	378,750	—	—	505,000
Cash incentive bonus	—	—	—	—	—	227,250
Equity awards unvested and accelerated	—	—	—	—	—	—
Benefits and Perquisites:
Health care continuation	—	—	9,615	—	—	12,820
Total	—	—	388,365	—	—	745,070

Mr. Mayleben
The following table sets forth the payments and benefits upon employment termination for Tim M. Mayleben, the Company's former President and Chief Executive Officer. The Company's employment relationship with Mr. Mayleben ended on May 17, 2021.

Executive benefits and payment upon termination ($)
Compensation:
Base salary	174,779
Cash incentive bonus	—
Equity awards unvested and accelerated	—
Benefits and Perquisites:
Health care continuation	9,975
Total	184,754

Ms. Hall

The following table sets forth the payments and benefits upon employment termination for Ashley Hall, the Company's former Chief Development Officer. The Company's employment relationship with Ms. Hall ended on August 12, 2021.

Executive benefits and payment upon termination ($)
Compensation:
Base salary	326,250
Cash incentive bonus	—
Equity awards unvested and accelerated	—
Benefits and Perquisites:
Health care continuation	12,219
Total	338,469

CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, the SEC requires annual disclosure of the ratio of the median of the annual total compensation of all its employees (other than its Chief Executive Officer) to the annual total compensation of our Chief Executive Officer.

We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create stockholder value. The purpose of this disclosure is to provide a measure of pay equity within the organization.
As illustrated in the table below, our 2021 CEO to median employee pay ratio was 36:1.

Chief Executive Officer 2021 Annual Total Compensation	$7,776,226
Median Employee 2021 Annual Total Compensation	$217,116
Ratio of CEO to Median Employee Compensation	36:1

We identified our median employee by using 2021 annual total compensation, our consistently applied compensation measure, for all individuals, excluding our CEO, who were employed by us on December 31, 2021 (annualized in the case of permanent full-time and part-time employees who joined the Company during 2021). After identifying the median employee, we calculated the annual total compensation for that employee using the same methodology used for our CEO’s annual total compensation as disclosed in the Summary Compensation Table, including base salary, bonus, stock awards, option awards, non-equity plan compensation, and all other compensation.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Director Compensation Policy
We adopted a non-employee director compensation policy that became effective upon our initial public offering. Effective October 26, 2021, each of the non-employee members of our Board is entitled to the following equity compensation pursuant to this policy:

•Upon initial election to our Board, each non-employee director receives an option to purchase 40,000 shares of our common stock. Such initial equity grants shall vest in equal annual installments during the 3 years following the grant date, subject to the director’s continued service on the Board.

•Each continuing non-employee member of our Board receives an annual option to purchase 20,000 shares of our common stock immediately following the Company’s annual meeting of stockholders. Such annual grant vests on the earlier of the one-year anniversary of the grant date and the Company’s next Annual Meeting of Stockholders, subject to the director’s continued service on the Board. The number of options granted is pro-rated based on the number of calendar days served by such director during the applicable year.

Prior to October 26, 2021 and subsequent to May 29, 2019, upon initial election to the Board, each non-employee director received a RSU grant of the Company's stock with a grant date fair value of $500,000, calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of the grant. Such initial equity grants vested in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on the Board. Effective April 5, 2021, such initial equity grants vested in annual installments over three years, subject to the director’s continued service on the Board.

Prior to October 26, 2021, and subsequent to May 29, 2019, each continuing non-employee member of our Board received an annual RSU grant of the Company’s stock immediately following the Company’s annual meeting of stockholders, other than a director receiving an initial award, with a grant date fair value of $250,000, calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of the grant, each with the same vesting schedules for annual grants as described above.

All the foregoing restricted stock units will become immediately vested upon the death or disability of a director or upon a change in control of the Company, subject to the director’s continued service on the Board at that time.
Effective April 9, 2018, each of the non-employee members of our Board also annually receives a $40,000 cash retainer for general availability and participation in meetings and conference calls of our Board. Effective April 5, 2021, this cash retainer has been increased to $50,000 to align us with the 50th percentile of our peer group. Additionally, the audit committee chairperson annually receives a $20,000 cash retainer, each audit committee member (other than the chairperson) annually receives a $10,000 cash retainer, the compensation committee chairperson annually receives a $15,000 cash retainer, each compensation committee member (other than the chairperson) annually receives a $7,500 cash retainer, the nominating and corporate governance committee chairperson annually receives a $10,000 cash retainer and each nominating and corporate governance committee member (other than the chairperson) annually receives a $5,000 cash retainer. The Lead Independent Director receives an additional annual cash retainer of $20,000, which has been increased to $25,000 effective April 5, 2021, to align us with the 50th percentile of our peer group. The amounts for such annual retainers are pro-rated based on the number of calendar days served by such director during the applicable year. Effective March 29, 2020, with the establishment of the Compliance Committee, the compliance committee chairperson annually receives a $15,000 cash retainer and each compliance committee member (other than the chairperson) annually receives a $7,500 cash retainer. We reimburse each member of our Board who is not an employee for reasonable travel and other expenses in connection with attending meetings of our Board or committees thereof.

The following table provides compensation information for the fiscal year ended December 31, 2021, for each member of our Board, other than those whose information is reflected in the Summary Compensation Table. Mr. Mayleben and Mr. Koenig did not receive any compensation for their services as directors during the year ended December 31, 2021. No member of our Board employed by us receives separate compensation for services rendered as a member of our Board.

Director Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($) (1)	Stock Option Awards ($) (1)	Total ($)
Jeffrey Berkowitz, J.D.	59,889	250,000	—	309,889
Seth H.Z. Fischer (2)	—	—	234,323	234,323
Alan Fuhrman	72,389	250,000	—	322,389
Antonio M. Gotto, Jr., M.D., D.Phil.	54,634	250,000	—	304,634
Dan Janney (3)	44,405	250,000	—	294,405
Mark E. McGovern, M.D.	49,889	250,000	—	299,889
Jay P. Shepard	69,889	250,000	—	319,889
Nicole Vitullo	84,101	250,000	—	334,101
Tracy M. Woody	57,134	250,000	—	307,134
(1)Amount represent the aggregate grant date fair value of the stock option or RSU awards computed in accordance with FASB ASC Topic 718. See Note 13 of the notes to our financial statements in our Annual Report on Form 10-K filed with the SEC on February 22, 2022, for a discussion of our assumptions in determining the grant date fair values of equity awards. This amount does not correspond to the actual value that may be recognized by our directors.

(2)Seth H.Z. Fischer was elected to the Board effective October 28, 2021. The stock option awards granted are in connection with his initial election to the Board. Payments for services on the Board are paid quarterly.

(3)Mr. Janney resigned as a director effective as of July 28, 2021.

The following table provides the aggregate number of shares of our common stock underlying unexercised options to purchase shares of our common stock and the number of securities underlying unvested restricted stock units held by each non-employee member of our Board as of December 31, 2021:

Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unvested Restricted Stock Units
Jeffrey Berkowitz, J.D.	29,427	12,376
Seth H.Z. Fischer	40,000	—
Alan Fuhrman	—	17,584
Antonio M. Gotto, Jr., M.D., D.Phil.	65,100	12,376
Dan Janney (1)	45,100	—
Mark E. McGovern, M.D.	65,100	12,376
Jay P. Shepard	18,700	12,376
Nicole Vitullo	45,100	12,376
Tracy M. Woody	—	13,785

(1)Mr. Janney resigned as a director effective as of July 28, 2021. Mr. Janney's stock options will expire on July 28, 2022.

Equity Compensation Plans
The following table sets forth information as of December 31, 2021 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2013 Plan, the 2017 Inducement Equity Plan (the “2017 Plan”) and the 2020 Employee Stock Purchase Plan (the "2020 ESPP"). There are no shares that may be issued or exercised under the Incentive Stock Option and Restricted Stock Plan (the “2008 Plan”) as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options and vesting of restricted stock units (#)	Weighted-average exercise price of outstanding options and restricted stock units ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders (1)	3,978,736	30.97	1,770,737	(3)
Equity compensation plans not approved by security holders (2)	697,155	39.01	311,073	(3)
Total	4,675,891	32.17	2,081,810
(1)Consists of the 2013 Plan and the 2020 ESPP.

(2)Consists of the 2017 Plan.

(3)As of April 1, 2022, 671,557 shares available for grant under the 2013 Plan, 105,621 available for grant under the 2017 Plan, and 568,001 shares available for grant under our 2020 ESPP. Our 2013 Plan provides that on January 1st of each year beginning on January 1, 2016, the number of shares reserved under such plan will be increased by the lesser of (i) 2.5% of the aggregate number of shares of common stock outstanding on the immediately preceding December 31st and (ii) such number of shares as determined by the compensation committee.

Exchange Act Rule 10b5-1 Trading Plans
Our policy governing transactions in our securities by the non-employee members of our Board of Directors, officers and employees permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Exchange Act. Generally, under these trading plans, the individual relinquishes control over the transactions once the trading plan is put into place. Accordingly, sales under these plans may occur at any time, including possibly before, simultaneously with, or immediately after significant events involving our company.
Compensation Committee Interlocks and Insider Participation
During 2021, Mr. Shepard, Ms. Vitullo and Ms. Woody served as members of our compensation committee. No member of the compensation committee was an employee or officer of Esperion during 2021, a former officer of Esperion, or had any other relationship with us requiring disclosure herein.
During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board.

RELATED PARTY TRANSACTIONS
Other than compensation arrangements, we describe below transactions and series of similar transactions since January 1, 2021, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and

•any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our directors and named executive officers are described elsewhere in this proxy statement.
Real Endpoints
Jeffrey Berkowitz, our director, is the chief executive officer of Real Endpoints, a third-party consultant that we engaged to provide us with market research and related data. Since January 1, 2020, in connection with Real Endpoints' services for modeling and support services for ICER review and market access support services, we paid $296,250 to Real Endpoints in 2020, $158,750 in 2021, and expect to pay $175,000 in 2022.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.
Procedures for Approval of Related Party Transactions
Our audit committee reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our audit committee shall review the material facts of all related party transactions. The audit committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party's interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party's relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108, Attention: Corporate Secretary, telephone: 734-887-3903. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

ADDITIONAL INFORMATION
Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an Annual Meeting of stockholders, a stockholder must give written notice to our Secretary at 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108, not later than the close of business on February 25, 2023 (90 days prior to the first anniversary of the date of the preceding year's Annual Meeting), nor earlier than the close of business on January 26, 2023 (120 days prior to the first anniversary of the date of the preceding year's Annual Meeting). However, the bylaws also provide that in the event the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person's written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.
The advance notice requirements for the Annual Meeting are as follows: a stockholder's notice shall be timely if delivered to our Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.
To comply with the SEC's universal proxy rules (once effective), stockholders who intend to solicit their proxies in support of director nominees other than our Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 27, 2023.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company's Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2023 Annual Meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 15, 2022. Such proposals must be delivered to our Secretary, c/o Esperion Therapeutics, Inc., 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108.

ANNEX A - CHARTER AMENDMENT
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ESPERION THERAPEUTICS, Inc.
(Pursuant to Section 242 of the
Delaware General Corporation Law)

Esperion Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the DGCL setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the DGCL. The resolution setting forth the amendment is as follows:

RESOLVED: That the first paragraph of Article FIVE of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

“The total number of shares of capital stock which the Corporation shall have authority to issue is two hundred forty-five million (245,000,000), of which (i) two hundred forty million (240,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) five million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).

***

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by its duly authorized officer this ____ day of ________, 2022.

ESPERION THERAPEUTICS, Inc.

By:
Name: Sheldon L. Koenig
Title: President and Chief Executive Officer

ESPERION THERAPEUTICS, INC.
2022 STOCK OPTION AND INCENTIVE PLAN

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Esperion Therapeutics, Inc. 2022 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Esperion Therapeutics, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non‑Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Minimum Vesting Period” means the one-year period following the date of grant of an Award.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).
“Stock” means the Common Stock, par value 0.001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
A.Administration of Plan. The Plan shall be administered by the Administrator.
B.Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
i.to select the individuals to whom Awards may from time to time be granted;
ii.to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
iii.to determine the number of shares of Stock to be covered by any Award;
iv.to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
v.to accelerate at any time the exercisability or vesting of all or any portion of any Award;
vi.subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and
vii.at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
C.Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company including the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
D.Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
E.Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
F.Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
SECTION 3: STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
A.Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 4,400,000 shares (the “Initial Limit”), subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 1,250,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
B.Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
C.Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
D.Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
E.Effect of Awards. The grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award of 1 share of Stock for each such share of Stock actually subject to the Award. The grant of an Option or a Stock Appreciation Right shall be deemed, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), as an Award for one share of Stock for each such share of Stock actually subject to the Award. Any forfeitures, cancellations or other terminations (other than by exercise) of such Awards shall be returned to the reserved pool of shares of Stock under the Plan in the same manner.
F.Minimum Vesting Period. The vesting period for each Award granted under the Plan must be at least equal to the Minimum Vesting Period; provided, however, nothing in this Section 3(f) shall limit the Administrator’s authority to accelerate the vesting of Awards as set forth in Section 2(b)(v) above; and, provided further, notwithstanding the foregoing, up to 5% of the shares of Stock authorized for issuance under the Plan may be utilized for Unrestricted Stock Awards or other Awards with a vesting period that is less than the Minimum Vesting Period (each such Award, an “Excepted Award”). Notwithstanding the foregoing, in addition to Excepted Awards, the Administrator may grant Awards that vest (or permit previously granted Awards to vest) within the Minimum Vesting Period (i) if such Awards are granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within the Minimum Vesting Period or (ii) if such Awards are being granted in connection with an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within the Minimum Vesting Period.
SECTION 4. ELIGIBILITY
Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.
SECTION 5. STOCK OPTIONS
A.Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
B.Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
C.Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
D.Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
E.Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:
i.In cash, by certified or bank check or other instrument acceptable to the Administrator;
ii.Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
iii.By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
iv.With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

F.Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.
SECTION 6. STOCK APPRECIATION RIGHTS
A.Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
B.Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.
C.Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
D.Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
SECTION 7. RESTRICTED STOCK AWARDS
A.Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
B.Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that any dividends paid by the Company during the vesting period shall accrue and shall not be paid to the grantee until and only to the extent the Restricted Stock Award vests. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
C.Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
D.Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.
SECTION 8. RESTRICTED STOCK UNITS
A.Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
B.Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
C.Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
D.Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 9. UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10. CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. DIVIDEND EQUIVALENT RIGHTS
A.Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. Notwithstanding the foregoing, Dividend Equivalents shall at all times be subject to restrictions and risk of forfeiture to the same extent as the underlying Award and shall not be paid unless and until the underlying Award vests.
B.Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 12. TRANSFERABILITY OF AWARDS
A.Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
B.Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
C.Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
D.Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 13. TAX WITHHOLDING
A.Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
B.Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
SECTION 14. SECTION 409A AWARDS
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.
SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
A.Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
B.For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
i.a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
ii.an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 16. AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).

SECTION 17. STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18. GENERAL PROVISIONS
A.No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
B.Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
C.Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
D.Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
E.Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
F.Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.
SECTION 19. EFFECTIVE DATE OF PLAN
This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20. GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: April 13, 2022
DATE APPROVED BY STOCKHOLDERS:

ESPERION

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ESPERION THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR proposal 1:

1. Election of Class III Directors

Nominees:	For	Withhold
1a. Alan Fuhrman	☐	☐
1b. Jay P. Shepard	☐	☐
1c. Seth H.Z. Fischer	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	For	Against	Abstain
2. To approve the non-binding advisory resolution on the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote for every 1 YEAR for proposal 3.	1 Year	2 Years	3 Years	Abstain
3. To approve the non-binding advisory resolution on the frequency of future advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4, 5 and 6.	For	Against	Abstain
4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting 2022.	☐	☐	☐
5. To approve the Esperion Therapeutics, Inc. 2022 Stock Option and Incentive Plan.	☐	☐	☐
6. To amend our Charter to increase the authorized shares of common stock from 120,000,000 to 240,000,000.	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D79779-P71336

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ESPERION THERAPEUTICS, INC.

2022 Annual Meeting
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Voting Items	Board Recommends
1. Election of Class III Directors **Nominees:** 1a. Alan Fuhrman	For
1b. Jay P. Shepard	For
1c. Seth H.Z. Fischer	For
2. To approve the non-binding advisory resolution on the compensation of our named executive officers.	For
3. To approve the non-binding advisory resolution on the frequency of future advisory votes on the compensation of our named executive officers.	1 Year
4. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting 2022.	For
5. To approve the Esperion Therapeutics, Inc. 2022 Stock Option and Incentive Plan.	For
6. To amend our Charter to increase the authorized shares of common stock from 120,000,000 to 240,000,000.	For

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D79780-P71336